UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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FLIR SYSTEMS, INC.

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FLIR®

The World's Sixth Sense™

2018

Notice of Annual Meeting of Shareholders
and Proxy Statement

The World’s Sixth Sense™ 27700 SW Parkway Avenue Wilsonville, Oregon 97070 (503) 498 -3547

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Friday, April 20, 2018	Place:	FLIR Systems, Inc.
	9:00 a.m.		27700 SW Parkway Avenue
	Pacific Time		Wilsonville, Oregon 97070

Dear Fellow Shareholder,

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of FLIR Systems, Inc. The following items are on the agenda:

1.	Election of Directors. We will vote to elect the eleven director nominees identified in the attached proxy statement, each for a one-year term expiring in 2019.

2.	KPMG Ratification. We will vote to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

3.	Advisory Vote on Executive Compensation. We will hold an advisory vote on executive compensation.

4.	Other Business. We will transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The record date is February 23, 2018. Holders of FLIR shares at the close of business on this date are entitled to notice of and to vote at the Annual Meeting.

We expect to mail to our shareholders a notice that proxy materials are available online on or about March 9, 2018. These materials will contain instructions on how to access the proxy statement for our annual meeting and our annual report to shareholders. The notice also will provide instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our 2017 annual report can be accessed directly at www.flir.com/investor.

Earl R. Lewis

Chairman of the Board of Directors

Wilsonville, Oregon

March 9, 2018

Your vote is important! Please vote. The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at www.flir.com/ investor and www.proxyvote.com.

IT IS IMPORTANT THAT PROXIES BE COMPLETED AND SUBMITTED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SUBMIT YOUR VOTE BY PROXY VIA THE INTERNET, BY TELEPHONE OR BY MAIL IN THE ENCLOSED POSTAGE-PAID ENVELOPE IN ACCORDANCE WITH THE ACCOMPANYING INSTRUCTIONS.

PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This summary sets forth certain performance highlights and provides an overview of the more detailed information contained later in this report. It sets forth the proposals for vote. You should read the entire proxy statement before casting your vote. In this proxy statement, the terms “FLIR,” “we,” and “our” refer to FLIR Systems, Inc.

Highlights of the Company’s Performance

Business highlights for 2017 include the following:

Operational realignment

In June 2017 we hired a new Chief Executive Officer, James J. Cannon, and in November 2017 we hired a new Chief Financial Officer, Carol P. Lowe. During the fourth quarter of 2017 we realigned our operations to reduce our six operating segments into three business units for the fiscal year beginning January 1, 2018: Government and Defense, Industrial and Commercial. Streamlining the operations in this way is expected to reduce our complexity, improve our agility, unlock synergies, increase team collaboration, and enhance management focus to enhance growth and create sustained shareholder value.

Revenue

During 2017, Revenue was $1.80 Billion, compared to $1.66 Billion for 2016, an increase of 8.4% over prior year. Revenue was a metric in our annual incentive plan and we achieved 99% of our target for this metric in 2017.

Earnings Per Share

2017 GAAP net earnings per diluted share was $0.77 compared to $1.20 in 2016. GAAP net earnings in 2017 were negatively impacted by discrete tax charges of $94.4 million related to the U.S. Tax Cuts and Jobs Act, as well as a $23.6 million pre-tax loss on assets held for sale. Adjusted earnings per share for the year ended December 31, 2017 was $1.88, compared to adjusted earnings per share for 2016 of $1.69, an increase in adjusted earnings per share of 11%. Adjusted earnings per share was a metric in our annual incentive plan and we achieved 99% of our target for this metric in 2017. Adjusted earnings per share and adjusted net income are non-GAAP financial measures that refer to the Company’s net earnings and earnings per share in accordance with GAAP, as adjusted to reflect certain adjustments approved by the Compensation Committee. (See Appendix A for more information about non-GAAP financial measures used by the Company to monitor performance as well as a reconciliation to GAAP metrics).

Operating cash flow

During 2017, we generated $308 million of cash flow from operations, representing 117% of adjusted net income. Operating cash flow was a metric in our annual incentive plan and after adjusting for certain items approved by our Compensation Committee we achieved 100% of our target for this metric in 2017.

New products and innovation

We introduced a wide array of new products during 2017, many utilizing our revolutionary Lepton® thermal microcamera and Boson longwave infrared thermal camera cores. For example, we introduced third generation FLIR One thermal camera attachments for smartphones, a broad array of outdoor and tactical thermal imagers using Boson and new thermal cameras for electronics development and testing, the oil and gas industry and plant and building professionals, as well as compact thermal marine cameras, sonar equipped navigation equipment and a variety of instruments and test and measurement and detection devices.

2018 PROXY STATEMENT	FLIR	i

CORPORATE GOVERNANCE AND RELATED MATTERS

CORPORATE GOVERNANCE AND RELATED MATTERS

Communications with Directors

Shareholders and other parties interested in communicating directly with the Chairman or with the non-employee directors as a group may do so by writing to the Chairman of the Board, c/o Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070. Concerns relating to accounting, internal controls or auditing matters are promptly brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Meetings

During 2017, the Company’s Board of Directors held eight meetings. In 2017, each director attended more than 75% of the total board and committee meetings (for committees on which he or she served). Under FLIR’s Corporate Governance Principles, each director is expected to commit the time necessary to prepare for and attend all board and committee meetings, as well as the Annual Meeting of Shareholders. All members of the Board attended the 2017 Annual Meeting of Shareholders.

Board of Directors Independence

FLIR’s Corporate Governance Principles provide that the Board of Directors must be comprised of a majority of independent directors. The Board of Directors reviews annually the relationship that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and determines the independence of each director. The Board has determined that each of the directors of the Company is “independent” as defined by applicable NASDAQ rules, except for Mr. Lewis, who retired as the President and Chief Executive Officer in May 2013, and Mr. Cannon, the Company’s current Chief Executive Officer. The Board of Directors took into account all relevant facts and circumstances in making this determination.

Board of Directors Committees

The Board of Directors has standing Audit, Compensation and Corporate Governance Committees. In 2016 the Board of Directors established an Ethics and Compliance Committee to provide enhanced focus specifically on ethics and compliance matters involving the Company and to highlight the Board’s commitment to Company compliance efforts. Each committee operates pursuant to a written charter, which is reviewed annually. The charter of each committee may be viewed online at www.flir.com/investor. The performance of each committee is reviewed annually. Each committee may obtain advice and assistance from internal or external legal, accounting and other advisors. The members of the Audit, Compensation, Corporate Governance and Ethics and Compliance Committees have all been determined to be “independent” as defined by applicable NASDAQ rules. The members of each committee are identified in the following table.

Name	Audit	Corporate Governance	Compensation	Ethics and Compliance
James J. Cannon
John D. Carter		Chair
William W. Crouch
Catherine A. Halligan
Earl R. Lewis
Angus L. Macdonald			Chair
Michael T. Smith	Chair
Cathy A. Stauffer
Robert S. Tyrer
John W. Wood, Jr.
Steven E. Wynne				Chair

2018 PROXY STATEMENT	FLIR	1

CORPORATE GOVERNANCE AND RELATED MATTERS

The Audit Committee is responsible for, among other things: overseeing the integrity of the Company’s financial statements and financial reporting process; the independent registered public accounting firm’s qualifications, appointment and independence; the performance of the internal audit function; the review of all third-party transactions involving, directly or indirectly, the Company and any of its directors or officers; and the adequacy of the Company’s accounting and internal control systems. During fiscal year 2017, the Audit Committee held five meetings.

The Compensation Committee is responsible for, among other things: all matters relating to the compensation of the Company’s executives, including salaries, bonuses, fringe benefits, incentive compensation, equity-based compensation, retirement benefits, severance pay and benefits, and compensation and benefits in the event of a change of control of the Company, and executive talent management and succession. The Compensation Committee also administers the Company’s equity compensation plans. See also the “Compensation Discussion and Analysis” section of this Proxy Statement for additional details on the governance of the Compensation Committee and a description of the Company’s processes and procedures for determining executive compensation. During 2017, the Compensation Committee held eight meetings.

The Corporate Governance Committee is responsible for, among other things: recommending to the Board operating policies that conform to appropriate levels of corporate governance practice; overseeing the Board’s annual self-evaluation; identifying qualified candidates to serve on the Board; determining the qualification of Board members; evaluating the size and composition of the Board and its committees; reviewing the Company’s Corporate Governance Principles; reviewing the compensation policies for non-employee directors; providing oversight assistance of management activities relating to the integrity and security of the Company’s information technology systems; and recommending nominees to stand for election at each annual meeting of shareholders. The Corporate Governance Committee seeks candidates to serve on the Board who are persons of integrity, with significant accomplishments and recognized business experience, but does not have any specific minimum qualifications or criteria for director nominees. As required by its charter, the Corporate Governance Committee considers diversity of backgrounds, experiences, expertise, skill sets and viewpoints when considering nominees for director but has not established a formal policy regarding diversity. We actively seek director candidates who bring diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

The Ethics and Compliance Committee was established in 2016 to provide enhanced focus specifically on ethics and compliance matters involving the Company and to highlight the Board’s commitment to Company compliance efforts and is responsible for, among other things: at the direction of the Board, to make recommendations regarding the Company’s corporate compliance and ethics posture, programs, policies and procedures to facilitate the operation of the Company in a compliant and ethical manner; as may be requested by the Board from time to time, to develop and recommend to the Corporate Governance Committee or Board for approval, revisions to the Company’s corporate governance principles with respect to the Company’s ethics and compliance; as requested by the Board, review and make recommendations regarding the content of the Company’s Code of Ethical Business Conduct and Code of Ethics for Senior Financial Officers; and as requested by the Board, review and make recommendations to the Board or Corporate Governance Committee with respect to policies and programs to facilitate compliance with the Company’s Code of Ethical Business Conduct, Corporate Governance Principles, and Corporate policies and procedures addressing the ethical and compliance operations of the Company, as adopted and amended from time to time by the Board.

Shareholder Nominations and Proxy Access

The Corporate Governance Committee will review recommendations by shareholders of individuals for consideration as candidates for election to the Board of Directors. Any such recommendations should be submitted in writing to the Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070. Our Bylaws set forth procedures that must be followed by shareholders seeking to nominate directors. Our Fourth Restated Bylaws include proxy access, which permits eligible shareholders to nominate candidates for election to the Board. Our Bylaws allow a shareholder or a group of no more than 20 shareholders that has maintained continuous ownership of 3% or more of the Company’s Common Stock for at least three years to include nominees for election as director in the Company’s proxy materials for an annual meeting of shareholders. With our current board consisting of eleven members, eligible shareholders may nominate a number of director nominees not to exceed two of the directors then in office. To nominate a director, the shareholder must provide the information required by our Bylaws. In addition, the shareholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the period described above under “Dates for Submission of Shareholder Proposals for 2019 Annual Meeting of of Shareholders” section of this Proxy Statement. Each notice given by a shareholder with respect to nominations for the election of directors must comply with the requirements of Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Bylaws.

2	FLIR	2018 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance

FLIR maintains a Governance page on its website that provides specific information about its corporate governance initiatives, including FLIR’s Corporate Governance Principles, Code of Ethical Business Conduct, Code of Ethics for Senior Financial Officers and charters for the committees of the Board of Directors. The Governance page can be found on our website at www.flir.com/investor. To the extent mandated by legal requirements, we intend to disclose on our website any amendments to our Corporate Governance Principles, Code of Ethical Business Conduct, and Code of Ethics for Senior Financial Officers, or any waivers of its requirements.

FLIR’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, as amended (“SOX”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Dodd-Frank Act”), including:

•	The Board of Directors has adopted clear corporate governance policies;

•

A majority of the Board members is independent of FLIR and its management based on the relevant independence requirements contained in the Company’s Corporate Governance Principles as well as any additional or supplemental independence standards established by NASDAQ;

•

All members of the Board’s Audit, Compensation, Corporate Governance and Ethics and Compliance Committees are independent based on the relevant independence requirements contained in the Company’s Corporate Governance Principles as well as any additional or supplemental independence standards established by NASDAQ, SOX, and the Dodd-Frank Act;

•	The independent members of the Board of Directors meet regularly without the presence of management;

•	FLIR has a Code of Ethical Business Conduct;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•

FLIR has a Chief Compliance Officer and an Internet-based hotline monitored by EthicsPoint® that is available to all employees, and FLIR’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters; and

•

FLIR has adopted a Code of Ethics for Senior Financial Officers that applies to its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer/Corporate Controller, Vice President of Global Tax and Planning, Corporate Treasurer, Vice President of Global Finance Operations, Business Unit Controllers and Site Controllers.

You may obtain copies of the documents posted on FLIR’s Governance page on its website by writing to the Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070.

Board Leadership Structure and Role in Risk Oversight

The Company has a separate Chairman of the Board and Chief Executive Officer structure. In addition, the Chairman of the Company’s Corporate Governance Committee serves as Presiding Director for the executive sessions of the independent directors. The Board has determined that this structure is appropriate for the Company at this time as it most fully maximizes our Chairman’s extensive knowledge of the Company’s business and industry. The Board acknowledges that no single leadership model is right for all companies, however, so the Board periodically reviews its leadership structure.

The Board is actively involved in oversight of risks inherent in the operation of the Company’s business including, without limitation, those risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission (“SEC”). It is management’s responsibility to manage risk and bring to the Board’s attention the material risks to the Company. The Board has oversight responsibility for the processes established to report and monitor systems for material risks applicable to the Company. The Board manages this responsibility at the Board level with assistance from its four committees, as appropriate. The Board has delegated to the Audit Committee certain tasks related to the Company’s risk management process. The Audit Committee (i) serves as an independent and objective body to monitor the Company’s financial reporting process and internal control systems and (ii) assists the Board in oversight of the Company’s compliance with legal and regulatory requirements. The Board has delegated to the Compensation Committee responsibility for oversight of management’s compensation risk assessment, including the annual determination of whether or not the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Corporate Governance Committee oversees the Company’s risks in the areas of corporate governance and is primarily responsible for the integrity and security of the Company’s information technology systems, Board and committee performance and membership and compensation and director nomination/succession. The Ethics and Compliance Committee at the direction of the Board of Directors provides enhanced oversight and makes recommendations concerning the Company’s compliance and ethics posture. These committees report the results of their review processes to the full Board during regularly scheduled Board meetings or more frequently, if warranted. In addition to review and discussion of reports prepared by the committees of the Board, the Board periodically discusses risk oversight in specific areas as they arise, including as part of its corporate strategy review.

2018 PROXY STATEMENT	FLIR	3

CORPORATE GOVERNANCE AND RELATED MATTERS

Compensation Risk

Company management annually conducts an assessment of our compensation policies and practices, including our executive compensation programs, to evaluate the potential risks associated with these policies and practices. Management has reviewed and discussed the findings of the assessment with the Compensation Committee concluding that our compensation programs are designed with an appropriate balance of risk and reward and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.

In conducting this review, management considered the following attributes of our programs:

•	Mix of base salary, annual incentive opportunities, and long-term equity compensation;

•	Balance between annual and longer-term performance opportunities;

•	Alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results over the long term;
•	Use of equity awards (performance-based and time-based) that vest over time and in some cases attach additional holding periods after vesting;

•

Generally providing senior executives with long-term equity-based compensation on an annual basis. We believe that accumulating equity over a period of time encourages executives to take actions that promote the long-term sustainability of our business;

•

Stock ownership guidelines that are reasonable and designed to align the interests of our executive officers with those of our shareholders. This discourages executive officers from focusing on short-term results without regard for longer-term consequences; and

•	Compensation decisions include subjective considerations, which limit the influence of strictly formulaic factors on excessive risk taking.

In addition, our Compensation Committee considered compensation risk implications during its deliberations on the design of our 2018 executive compensation programs with the goal of appropriately balancing short-term incentives and long-term performance.

4	FLIR	2018 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS

Nominees and Continuing Directors

The Board of Directors nominates the following individuals to serve on the Board.

Nominees:	Age	Director Since	Position Held with FLIR
James J. Cannon	47	2017	Director and Chief Executive Officer
John D. Carter	72	2003	Director
William W. Crouch	76	2005	Director
Catherine A. Halligan	55	2014	Director
Earl R. Lewis	74	1999	Chairman of the Board of Directors
Angus L. Macdonald	63	2001	Director
Michael T. Smith	74	2002	Director
Cathy A. Stauffer	58	2014	Director
Robert S. Tyrer	60	2017	Director
John W. Wood, Jr.	73	2009	Director
Steven E. Wynne	65	1999	Director

2018 PROXY STATEMENT	FLIR	5

CORPORATE GOVERNANCE AND RELATED MATTERS

Nominees

James J Cannon Age: 47 Director Since: 2017 Position Held: President, CEO and Director

Mr. Cannon has served as a director of the Company since June 2017. Previously, Mr. Cannon was an employee of Stanley Black & Decker, Inc. since 2001, most recently as President, Stanley Security, North America & Emerging Markets, since October 2014. Previously, Mr. Cannon was President of Stanley Oil & Gas from August 2012 to October 2014, President of Stanley Industrial & Automotive Repair, Europe and Latin America, from July 2011 to August 2012, and President of Stanley Industrial and Automotive Repair, North America from February 2009 to July 2011. Prior to that, from 1989 to 1999, Mr. Cannon served in the United States Army in various locations around the World as an infantryman and armor officer, including Operations Desert Shield and Desert Storm in Iraq, where he was awarded a Combat Infantryman’s Badge. Mr. Cannon is a graduate of the University of Tennessee, Chattanooga, with a B.S. in Business Administration/Marketing. Mr. Cannon is a member of the Board of Directors of Lydall, Inc. Mr. Cannon’s experience in the United States Army, prior executive experience and his position as Chief Executive Officer provide the knowledge and expertise to understand and offer guidance regarding the Company’s business operations, technologies and markets.

John D. Carter Age: 72 Director Since: 2003 Position Held: Director

Mr. Carter has served as a director of the Company since August 2003. From 2002 to 2005, Mr. Carter was a principal in the consulting firm of Imeson & Carter, which specialized in transportation and international business transactions. Mr. Carter served as President and Chief Executive Officer of Schnitzer Steel Industries Inc., a metals recycling company, from May 2005 to November 2008. Since December 1, 2008, Mr. Carter has served as Chairman of the Board of Directors of Schnitzer Steel Industries, Inc. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc. Mr. Carter is a member of the Board of Directors and Chairman of the Audit Committee of Northwest Natural Gas Company. He is also on the Board of the Oregon chapter of the Nature Conservancy. He received his BA in History from Stanford University and his JD from Harvard Law School. In addition to his legal experience gained while practicing law, Mr. Carter brings many years of senior executive management experience, most recently as president and chief executive officer of a multi-billion dollar public company. This combination of legal and management experience enables Mr. Carter to provide guidance to the Company in the areas of legal risk oversight, enterprise risk management, corporate governance, financial management and corporate strategic planning.

General William W. Crouch (United States Army—Retired) Age: 76 Director Since: 2005 Position Held: Director

General Crouch has served as a director of the Company since May 2005. General Crouch retired from the United States Army in 1999 following a 36-year career during which he served in numerous roles including Commanding General—Eighth Army and Chief of Staff, United Nations Command and United States Forces Korea; Commander in Chief, United States Army, Europe; Commanding General, NATO Implementation (later Stabilization) Force, Bosnia/Herzegovina; and the United States Army’s 27th Vice Chief of Staff. Until 2010, he served as one of five generals who oversaw the Army’s Battle Command Training Program. In October 2000, General Crouch was named co-chair of the USS COLE Commission, which was formed to examine the terrorist attack on the USS COLE. He has served as a Distinguished Senior Fellow with the Center for Civil Military Operations at the United States Naval Postgraduate School, and serves on the Board of the Keck Institute for International and Strategic Studies at Claremont McKenna College. He received a B.A. in Civil Government from Claremont McKenna College, and a M.A. in History from Texas Christian University. He holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. General Crouch’s career as an Army officer and continuing interest in the United States military afford the Company significant insight into the Company’s important military customers in terms of strategic and tactical doctrines and how the Company’s products should be developed and adapted to facilitate the implementation of these doctrines. General Crouch also possesses an understanding of the political and military realities in certain global regions in which the Company’s products are employed. In addition, General Crouch’s experience in senior leadership roles in large Army commands enables him to offer guidance on the leadership of complex organizations such as the Company.

Catherine A. Halligan Age: 55 Director Since: 2014 Position Held: Director

Ms. Halligan has served as a director of the Company since March 2014. Ms. Halligan has served as Advisor to Narvar, a provider of supply chain and post purchase optimization SaaS technology, since 2013. Previously, Ms. Halligan was an Advisor to PowerReviews Inc., a leading social commerce network, from January to March 2012 and Senior Vice President Sales and Marketing from July 2010 to January 2012. Prior to joining PowerReviews Inc., Ms. Halligan held several executive level positions with prominent retailers. From 2005 to 2010, Ms. Halligan served in various executive positions with Walmart, a retailer, including as Vice President Market Development, Global eCommerce from 2009 to 2010 and as Chief Marketing Officer of Walmart.com from 2007 to 2009 along with other executive roles from 2005 to 2009. From 2000 to 2005, Ms. Halligan was an associate partner at Prophet, a management consulting firm. From 1996 to 1999, Ms. Halligan held retail management positions with Williams Sonoma Inc., including Vice President and General Manager, Internet and Vice President, Marketing. Ms. Halligan also has previous executive marketing retail experience with Blue Nile, Inc. and the Gymboree Corporation. Ms. Halligan began her career as a Marketing and Planning Analyst for Lands’ End from 1987 to 1991. Since January 2012, Ms. Halligan has served as an independent director at Ulta Beauty, where she chairs the Compensation Committee and is a member of the Nominating and Governance Committee, and previously served for two years on the Audit Committee. Ms. Halligan is also on the board of privately held Wilton Brands L.L.C. With over 20 years of experience in marketing, digital and e-commerce within the retail industry, Ms. Halligan provides significant expertise with respect to strategic marketing issues, Internet technology and omnichannel business capabilities.

6	FLIR	2018 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS

Earl R. Lewis Age: 74 Director Since: 1999 Position Held: Chairman of the Board of Directors

Mr. Lewis served as Chairman, President and Chief Executive Officer of the Company from November 2000 until his retirement in May 2013 as President and Chief Executive Officer. He continues to serve as Chairman of the Board. Mr. Lewis was initially elected to the Board in June 1999 in connection with the acquisition of Spectra Physics AB (which at the time owned approximately 35% of the Company) by Thermo Instrument Systems, Inc. Prior to joining FLIR, Mr. Lewis served in various capacities at Thermo Instrument Systems, Inc., with his last role as President and Chief Executive Officer. Mr. Lewis is a member of the Board of Directors of Harvard BioScience and NxStage Medical, Inc. Mr. Lewis is a Trustee of Clarkson University and New Hampton School. Mr. Lewis holds a B.S. from Clarkson College of Technology and has attended post-graduate programs at the University of Buffalo, Northeastern University and Harvard University. Mr. Lewis holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. Mr. Lewis’ leadership of the Company in the past decade affords him a deep understanding of the Company’s technology and operations, as well as the markets in which the Company operates. Mr. Lewis’ prior service in executive management positions and his past and present service on other boards of directors, including public company boards, enable him to provide insight and guidance in an array of areas including global operations and strategic planning, enterprise risk management, and corporate governance. Mr. Lewis has played, and continues to play, an active role in the Company’s financial management and corporate development, including merger and acquisition activity.

Angus L. Macdonald Age: 63 Director Since: 2001 Position Held: Director

Mr. Macdonald has served as a director of the Company since April 2001. In 2000, Mr. Macdonald founded and is currently President of Venture Technology Merchants, LLC, an advisory and merchant banking firm to growth companies regarding capital formation, corporate development and strategy. From 1996 to 2000, Mr. Macdonald was Senior Vice President and headed Special Situations in the health care equities research group at Lehman Brothers, Inc. Prior to joining Lehman Brothers, Mr. Macdonald was a senior securities analyst at Fahnestock, Inc. (now Oppenheimer). He holds a B.A. from the University of Pennsylvania and an MBA from Cranfield University, UK. Through his more than 20 years of experience in investment and merchant banking, Mr. Macdonald has developed extensive expertise in corporate development strategies for technology enterprises such as the Company as well as in financial structuring and strategy. Mr. Macdonald’s years of experience in the financial services sector benchmarking and comparing best practices operationally as well as from an executive management and compensation perspective, provide the Company with insight into the value creation impacts of various financial and operational strategies. These skills enable him to successfully serve as a member of the Company’s Audit and Compensation Committees and to provide insight to the Company in the development of its financial management, capital deployment, employee compensation and executive retention strategies.

Michael T. Smith Age: 74 Director Since: 2002 Position Held: Director

Mr. Smith has served as a director of the Company since July 2002. From 1997 until his retirement in May 2001, Mr. Smith was Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation. From 1985 until 1997, he served in a variety of capacities for Hughes, including Vice Chairman of Hughes Electronics, Chairman of Hughes Missile Systems and Chairman of Hughes Aircraft Company. Prior to joining Hughes in 1985, Mr. Smith spent nearly 20 years with General Motors in a variety of financial management positions. Mr. Smith is also a director of Teledyne Technologies Incorporated, WABCO Holdings Inc., and Zero Gravity Solutions. He was previously a director of Ingram Micro. Mr. Smith holds a B.A. from Providence College and an MBA from Babson College. He also served as an officer in the United States Army. Throughout his career, Mr. Smith has had extensive financial and general management experience, including service as the chief executive officer of a large public company. These skills and experiences qualify him to serve as the Company’s Audit Committee financial expert and also provide the Company with expertise in corporate governance, enterprise risk management and strategic planning as well as in the areas of global operations and corporate strategic development.

2018 PROXY STATEMENT	FLIR	7

CORPORATE GOVERNANCE AND RELATED MATTERS

Cathy A. Stauffer Age: 58 Director Since: 2014 Position Held: Director

Ms. Stauffer has served as a director of the Company since March 2014. From September 2005 to 2016 Ms. Stauffer owned and operated her own consulting Company, Cathy Stauffer Consulting, specializing in consumer technology products and assisting clients in identifying and understanding key opportunities and market trends, and developing strategies and tactics for successful market implementation and consumer adoption. In 2010, Ms. Stauffer also served as the Executive Vice President of Market Development for Premier Retail Networks / IZ-ON Media, a Technicolor owned digital media company. From 2004 to 2005, Ms. Stauffer served as Senior Vice President Marketing and Chief Marketing Officer for Gateway Computers, a global personal computer original equipment manufacturer and consumer electronics direct marketer. From 1977 to 1993 and from 1997 to 2004, Ms. Stauffer served in multiple capacities, including as President and in other executive roles, for The Good Guys, Inc., a consumer electronics specialty retailer. Ms. Stauffer also currently serves as the Chairman of Beverages & More, Inc., a leading specialty retailer of alcoholic beverages and related products, and Wilton Brands LLC, a privately owned baking food crafting and celebrations company. In addition, Ms. Stauffer is a National Associate of Corporate Directors (“NACD”) Board Leadership Fellow, the highest standard of credentialing for directors and governance professionals. Ms. Stauffer’s over three decades of experience in the branding, marketing, communications and market insights in the consumer technology industry affords the Board valuable insight into the strategic marketing of consumer technology, a continually increasing focus of the Company.

Robert S. Tyrer Age: 60 Director Since: 2017 Position Held: Director

Mr. Tyrer has served as a director of the Company since October 2017. Mr. Tyrer is currently the co-president of The Cohen Group, a business advisory firm providing strategic advice and assistance in business development, regulatory affairs, deal sourcing, and capital raising activities, a position he has held since 2001. Previously, he served as the Chief of Staff to the United States Secretary of Defense William Cohen from 1997-2001, where he provided strategic advice on all aspects of national security and acted as the primary liaison between the Department of Defense and Congress, the White House, other Federal agencies and private industry. Prior to entering the Pentagon, Mr. Tyrer served 21 years on Capitol Hill in a variety of congressional staff roles, including Chief of Staff to then-Senator William Cohen of Maine from 1989-1996 and campaign manager for U.S. Senator Susan Collins in her successful 1996 U.S. Senate campaign. Mr. Tyrer is a graduate of the University of Maine and a member of the Advisory Board of the University of Maine’s School of Policy and International Affairs. He is a Senior Adviser at the Center for Strategic and International Studies in Washington, DC. He served as a member of the board of directors of EDO Corporation, a military and commercial products and professional services company, for four years until the company was purchased by ITT Corporation in 2007. Mr. Tyrer also served on the Board of Directors of Clean Air Power, a publicly-traded company based in the United Kingdom, from 2014 until it was acquired in 2015. He is also a member of the Advisory Board of the Public Diplomacy Collaborative at the John F. Kennedy School of Government at Harvard University. Mr. Tyrer’s experience in government, politics, business and consulting makes him uniquely qualified to offer guidance regarding the Company’s business operations, technologies and markets, particularly as it relates to government procurement and defense.

John W. Wood, Jr. Age: 74 Director Since: 2009 Position Held: Director

Mr. Wood has served as a director of the Company since May 2009. Mr. Wood served as Chief Executive Officer of Analogic Corporation, a leading designer and manufacturer of medical imaging and security systems, from 2003 to 2006. Prior to joining Analogic, Mr. Wood held senior executive positions over a 22-year career at Thermo Electron Corporation. He served as President of Peek Ltd., a division of Thermo Electron Corporation, and as a Senior Vice President of the parent company. He previously served as President and Chief Executive Officer of Thermedics, a subsidiary of Thermo Electron Corporation. Mr. Wood is a director of ESCO Corporation and American Superconductor Corporation. Mr. Wood earned a Bachelor’s degree in Electrical Engineering from Louisiana Tech University and a Master’s degree in Electrical Engineering from Massachusetts Institute of Technology. Mr. Wood holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. Through his academic training and his extensive executive experience with companies in relevant industries, Mr. Wood possesses the knowledge and expertise to understand and offer guidance regarding the Company’s technologies and markets. In addition, as the former chief executive officer of a public company, Mr. Wood is qualified to provide leadership in the areas of corporate governance, operations and enterprise risk management.

8	FLIR	2018 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS

Steven E. Wynne Age: 66 Director Since: 1999 Position Held: Director

Mr. Wynne has served as a director of the Company since November 1999. Since July 2012, Mr. Wynne has served as an Executive Vice President of Health Services Group, Inc., a diversified insurance and pharmacy company, where he previously served as Senior Vice President, from February 2010 to January 2011. From January 2011 through July 2012, he served as Executive Vice-President of JELD-WEN, Inc., an international manufacturer of doors and windows. From March 2004 through March 2007, Mr. Wynne was President and Chief Executive Officer of SBI International, Ltd., parent company of sports apparel and footwear company Fila. From August 2001 through March 2002, and from April 2003 through February 2004, Mr. Wynne was a partner in the Portland, Oregon law firm of Ater Wynne LLP. Mr. Wynne served as acting Senior Vice President and General Counsel of the Company from April 2002 through March 2003. Mr. Wynne was formerly Chairman and Chief Executive Officer of eteamz.com, an online community serving amateur athletics, from June 2000 until its sale to Active.com in January 2001. From February 1995 to March 2000, Mr. Wynne served as President and Chief Executive Officer of adidas America, Inc. Prior to that time, he was a partner in the law firm of Ater Wynne LLP. Mr. Wynne received an undergraduate degree and a J.D. from Willamette University. Mr. Wynne also serves on the boards of directors of JELD-WEN Holding, Inc., Pendleton Woolen Mills, Cityfyd and Lone Rock Resources. Mr. Wynne has been associated with the Company in a variety of capacities since 1983, including prior service as its outside counsel. By virtue of this extensive relationship, Mr. Wynne has developed a high degree of familiarity with the Company’s operations, risks and opportunities. In addition, Mr. Wynne’s legal training and senior executive leadership experience with other companies qualify him to provide insight and guidance as a member of the Company’s Audit Committee, as well as in the areas of corporate governance, strategic planning and enterprise risk management.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote FOR the election of each of its nominees for director. If a quorum is present, a director nominee will be elected if the number of votes cast FOR the nominee exceeds the number of votes cast AGAINST such nominee. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but will have no effect on the election of directors.

2018 PROXY STATEMENT	FLIR	9

MANAGEMENT

MANAGEMENT

Executive Officers

The executive officers of the Company for 2017 are as follows:

Name	Age	Position
James J. Cannon	47	Chief Executive Officer
Carol P. Lowe	52	Executive Vice President and Chief Financial Officer
Todd M. DuChene	54	Senior Vice President, General Counsel, Secretary, and Chief Ethics and Compliance Officer
Jeffrey D. Frank	61	Senior Vice President, Global Product Strategy
Shane R. Harrison	41	Senior Vice President, Corporate Development and Strategy
Travis D. Merrill	41	Chief Marketing Officer and President, Commercial Business Unit
Paul G. Sale	41	Senior Vice President, Chief Human Resources Officer

Information concerning the principal occupations and business experience during at least the past five years of Mr. Cannon is set forth under “Proposal 1: “Election of Directors - Information as to Nominees and Continuing Directors - Nominees.” Information concerning the principal occupations and business experience during at least the past five years of the executive officers of the Company who are not also directors of the Company is set forth below.

Carol P. Lowe Age: 52 Position Held: Executive Vice President and Chief Financial Officer	Ms. Lowe has been Executive Vice President and Chief Financial Officer since November 2017. Previously, Ms. Lowe served as Senior Vice President and Chief Financial Officer at Sealed Air Corporation (NYSE: SEE). Ms. Lowe also worked for Carlisle Companies Inc. for over ten years in numerous executive leadership positions, including President of two business units and Chief Financial Officer. Ms. Lowe also served as a board member of Cytec Industries, Inc. from 2007 to 2015, and currently serves on the board of EMCOR Group, Inc., where she is a member of the Audit Committee. She received her Bachelor of Science degree in accounting from the University of North Carolina Charlotte and an MBA from the Fuqua School of Business at Duke University.

Todd M. DuChene Age: 54 Position Held: Senior Vice President, General Counsel and Secretary	Mr. DuChene joined FLIR in September 2014 as its Senior Vice President, General Counsel and Secretary. Prior to joining FLIR, Mr. DuChene served as Executive Vice President, General Counsel and Secretary of Nuance Communications, Inc., a leading provider of speech recognition and related technology to enterprise, healthcare and mobile and consumer customers, where he was responsible for the legal, intellectual property, corporate governance and regulatory activities of the company, from October 2011 to September 2014. Previously, Mr. DuChene served as Senior Vice President, General Counsel and Secretary of National Semiconductor Corporation from January 2008 to October 2011, prior to its acquisition by Texas Instruments Inc. In addition, Mr. DuChene has served as General Counsel to each of Solectron Corporation, Fisher Scientific International Inc. (now ThermoFisher Scientific), and OfficeMax, Inc. Mr. DuChene began his legal career as a corporate lawyer with BakerHostetler in Cleveland, Ohio in 1988. Mr. DuChene is a graduate of The College of Wooster, Wooster, Ohio and the University of Michigan Law School.

10	FLIR	2018 PROXY STATEMENT

MANAGEMENT

Jeffrey D. Frank Age: 61 Position Held: Senior Vice President, Global Product Strategy	Prior to his promotion to Senior Vice President, Global Product Strategy in January 2014, Mr. Frank had served as the Company’s Vice President, Global Product Strategy since May 2013. Mr. Frank previously served as Vice President of Product Strategy for the Company’s Commercial Systems Division from December 2004 to May 2013. Prior to joining FLIR, Mr. Frank was a founder and served as Vice President of Business Development for Indigo Systems, Inc. commencing with that company’s inception in 1997. Mr. Frank joined FLIR upon Indigo’s acquisition by FLIR in 2004. Previously, Mr. Frank was Vice President of Business Development for Raytheon Corporation from 1994 to 1997, and for Amber Engineering from 1987 to 1994 prior to Amber’s acquisition by Raytheon Corporation.

Shane R. Harrison Age: 41 Position Held: Senior Vice President, Corporate Development and Strategy	Mr. Harrison has been Senior Vice President, Corporate Development and Strategy since April 2015. Previously, Mr. Harrison was FLIR’s Vice President of Corporate Development and Investor Relations from August 2010 to April 2015. Prior to joining FLIR, Mr. Harrison was a Vice President at Lehman Brothers in their Global Technology Investment Banking group from 2004 to 2008, where he managed business acquisition and capital markets transactions for a variety of technology companies. Previously, he was a Business Planning Analyst at Goodrich Aerospace and an Audit Senior with Deloitte & Touche. Mr. Harrison received his BS cum laude from the University of Oregon and his MBA from the UCLA Anderson School of Management.

Travis D. Merrill Age: 41 Position Held: President, Commercial Business Unit	Prior to his promotion to President, Commercial Business Unit in September 2017, Mr. Merrill served as the Company’s Senior Vice President, Marketing and Chief Marketing Officer since April 2014. Prior to joining FLIR, Mr. Merrill served as Vice President of Marketing for Samsung Electronics America, where he led the GALAXY Tab business from 2011 to 2014. Previously, he held Strategy and Marketing roles for Samsung in Korea and in the US from 2006 to 2011. From 1998 to 2004, Mr. Merrill held various Operations, Marketing, and International Development positions in the telecommunications industry at Covad and at US West (now CenturyLink). Mr. Merrill received a B.A. magna cum laude from Wabash College, an M.S. in Telecommunications from the University of Colorado Boulder, and an MBA from Harvard Business School.

Paul G. Sale Age: 41 Position Held: Senior Vice President, Chief Human Resources Officer	Mr. Sale joined FLIR in May 2017 as Senior Vice President, Chief Human Resources Officer. Prior to joining FLIR, Mr. Sale served as Chief Human Resources Officer of Mentor Graphics, an electronic design automation company, since 2015. Previously he served as Director of Global Compensation and Benefits since 2011. From 2004 to 2011, Mr. Sale served in a variety of HR and Finance roles including Financial Planning and Analysis and External Reporting. Prior to that, Mr. Sale worked at CNF, Inc., a logistics and supply chain company, and was an Auditor with KPMG LLP. Mr. Sale has a B.A. in Accounting and Finance from Seattle Pacific University and an MBA from the Olin School of Management at Babson College with a focus on Entrepreneurship.

2018 PROXY STATEMENT	FLIR	11

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the principles and material elements of our executive compensation program, how we applied those principles in determining the material elements of the compensation for our Named Executive Officers (“NEOs”) for 2017 and how we use our executive compensation program to drive performance.

Our executive compensation program is designed to align the interests of our executive officers with those of our shareholders by providing market-competitive compensation opportunities to our executives upon the achievement of a variety of short-term and long-term objectives. The Compensation Committee reviews at least annually all elements of executive officer compensation and makes changes as needed to remain competitive, fair, reasonable and consistent with our goals of pay for performance and alignment with shareholder interests. We believe that our actions in 2017 and in prior years effectively link pay to performance.

Executive Summary

2017 was a transformative year for us—we focused on building positive momentum in revenue and earnings growth through realigning our operating structure in order to enhance business processes and improve execution. We successfully executed on a smooth transition to a new Chief Executive Officer and strengthened our leadership team by appointing a new Chief Financial Officer and a new Chief Human Resources Officer. In addition, effective January 1, 2018 we realigned our business operations from six segments to three operating business units.

Our 2017 executive compensation program reflected our objective of effectuating an operating realignment to establish a foundation for building consistent long-term revenue and earnings growth, and we invested to recruit new additions to our management team and retain existing key leadership in an extremely competitive marketplace to install a senior management team that we believe best positions us for sustainable long-term growth.

Our Business and Strategy

We are a world leader in sensor systems that enhance perception and awareness. Our advanced sensors and integrated sensor systems enable the creation, gathering, and analysis of critical data and images for use in a wide variety of applications in commercial, industrial, and government markets worldwide.

Our operational task is to consistently exceed shareholder commitments with integrity. And our purpose as an entity is to innovate the world’s sixth sense to save lives and livelihoods. We will operate with these in mind all the time and will drive our strategies with the intention to succeed in the eyes of our customers, employees, and shareholders.

During 2017 we developed a better articulation of our core values so they are more actionable, more aspirational, and can be better owned by our employees: Be Ready, Be Bold, Be Brave, and Be Ambitious. First is Be Ready, which speaks to prioritizing speed and agility in reacting to an ever-changing technology landscape; Second is Be Bold, by pioneering and innovating to continue pushing the boundaries of what is possible in both our technology as well as our daily operations. Third is Be Brave in our actions to exhibit the utmost integrity and ethics in our daily decision-making – not usually, but always. And Fourth is Be Ambitious with a will to win, a tenacity to find the best ways accomplish our tasks, and collaborate with the utmost respect for our teammates and our customers.

These core values will serve as the standards by which our people operate and behave at FLIR. We expect our teams to feel accountable for upholding these values each and every day, and by doing so, we expect to see tangible results in our business performance.

During 2017 we also introduced a continuous business improvement initiative that we are calling The FLIR Method. While implementation began during the fourth quarter of 2017, this is a long-term investment that we expect will better enable organic growth, increase our profitability, and generate excess cash to utilize in ways that enhance shareholder returns. Each of our newly constituted Business Units for 2018 will have dedicated FLIR Method Leaders at various facilities globally who will lead the focus on enhancing our productivity, refining our product pricing strategy,

12	FLIR	2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

standardizing our core business terminology to better share best practices globally, implement expanded talent development programs, boost our acquisition and integration processes, and continue to develop world-class products that exceed our customers’ expectations.

2017 Business and Financial Highlights

In 2017, we increased consolidated revenue by 8% with five of our six operating segments showing revenue growth. For 2017 we achieved 99% of our revenue growth target established for our 2017 executive annual incentive plan (“AIP”). GAAP net earnings per diluted share was $0.77 compared to $1.20 in 2016. GAAP net earnings were negatively impacted by discrete tax changes of $94.4 million related to the U.S. Tax Cuts and Jobs Act, as well as $23.6 million pretax net loss on assets held for sale. Adjusted earnings per share for 2017 was $1.88, compared to adjusted earnings per share for 2016 of $1.69, an increase in adjusted earnings per share of 11%. Adjusted earnings per share was a metric in our 2017 AIP, and we achieved 99% of our target for this metric in 2017. During 2017, we generated $308 million of cash flow from operations, representing 117% of adjusted net income. Operating cash flow was a metric in our 2017 AIP and, after adjusting for certain items approved by our Compensation Committee, we achieved 100% of our target for this metric in 2017.

Stock Price Performance

Over the three- and five-year periods ending December 31, 2017, we outperformed the Standard & Poor’s 500 Index (the “S&P 500”) and underperformed our 2017 Peer Group (see below) in relative total shareholder return (“TSR”), as reflected in the following graph. At December 31, 2017, the closing price of our Common Stock was $46.62.

2018 PROXY STATEMENT	FLIR	13

COMPENSATION DISCUSSION AND ANALYSIS

2017 Executive Compensation Highlights

During 2017, the Compensation Committee made several key decisions:

•

Base Salary—Increased annual base salaries of our NEOs to maintain market-competitiveness. Salary increases for our NEOs generally were 2.8%, and higher in the case of NEOs who moved to new positions or who assumed increased responsibilities in 2017.

•

Annual Cash Incentive—Designed our 2017 AIP to focus on growth in three key Company performance measures, non-GAAP adjusted earnings per share (“Adjusted EPS”), revenue and non-GAAP adjusted operating cash flow (“Adjusted Operating Cash Flow”), as the criteria for payment of cash incentives to the NEOs. Consistent with recent years, growth in Adjusted EPS was the most heavily weighted performance metric.

•

Long-Term Equity Incentive—Granted a mix of time-based and performance-based equity awards to our NEOs, with a greater emphasis on performance-based equity awards in 2017 as they represented approximately 50% of the value of many of our NEO’s annual equity grants. 2017 performance-based equity awards are eligible for vesting based on our non-GAAP adjusted operating margin (“Adjusted Operating Margin”) achievement over a three-year performance period. This structure is designed to retain key executives over a longer-term period by providing time-based equity awards generally vesting over three years and performance-based equity awards vesting only if we achieve Adjusted Operating Margin goals over a multi-year performance period. These programs provide the opportunity for our key executives to earn additional compensation for over performance that is also beneficial to our shareholders.

•

One-Time Recruitment or Promotion Compensation—Provided one-time compensation in the form of cash and equity awards to recruit our new CEO and CFO and compensate them for compensation opportunities they forfeited at his or her prior employer. Also provided one-time cash or equity awards to certain NEOs that moved to new positions or who assumed increased responsibilities in 2017.

Further details about these practices and the reasons behind them are discussed below under “Base Salary,” “Annual Incentive Compensation,” “Long-Term Incentive

Compensation,” “One-Time Recruitment or Promotion Compensation,” “Employment Agreements,” and “Post-Termination Compensation” sections below.

We continually review our executive compensation plans and practices based on such factors the Compensation Committee deems appropriate, which may include evolving market practices, executive officer retention, feedback from our shareholders, changes in our strategy or financial performance, or changes in accounting and tax rules. For 2017, our Compensation Committee solicited input from several of our key shareholders regarding the Company’s compensation program and has taken shareholder feedback into account in designing our 2017 compensation program for executive officers.

Our NEOs for 2017 are:

•	James J. Cannon, our President, Chief Executive Officer (“CEO”), and Director

•	Carol P. Lowe, our Executive Vice President and Chief Financial Officer (“CFO”)

•	Todd M. DuChene, our Senior Vice President, General Counsel, Secretary and Chief Ethics and Compliance Officer

•	Jeffrey D. Frank, our Senior Vice President, Global Product Strategy

•	Travis D. Merrill, our Senior Vice President, Chief Marketing Officer (now President, Commercial Business Unit)

Under applicable Securities and Exchange Commission (“SEC”) rules, our NEOs for 2017 also include:

•	Andrew C. Teich, our former President and Chief Executive Officer

•	Shane R. Harrison, our Senior Vice President, Corporate Development and Strategy, who served as interim Chief Financial Officer following the employment termination of Amit Singhi

•	Amit Singhi, our former Senior Vice President, Finance and Chief Financial Officer, who resigned in July 2017 to pursue other business opportunities

•	Thomas A. Surran, our former Senior Vice President, Chief Operating Officer, who resigned in September 2017 as a result of our planned realignment of our operating structure

14	FLIR	2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Pay for Performance Overview

Pay Mix

In 2017, we continued our strong commitment to a pay for performance executive compensation program by aligning a significant portion of executive compensation with demonstrated performance. As shown by the charts below, fixed compensation for our CEO was only 15% of annual total direct compensation (20% on average for our other NEOs who were employed with us at the end of 2017) with CEO at risk performance-based compensation (annual cash incentives and annual long-term equity incentives) making up the remaining 85% of annual total direct compensation (base salary, annual cash incentives, and annual long-term incentive equity incentives) (80% on average for our other NEOs). Any one-time cash and equity compensation paid to our CEO or other NEOs in connection with their recruitment or promotion, as applicable, are excluded for purposes of the percentages set forth in this paragraph and the chart set forth below. Our CEO’s employment agreement guaranteed his 2017 AIP payment at no less than $350,000. Since our CEO’s AIP payment exceeded this guaranteed amount, for purposes of the percentages set forth in this paragraph and the chart below, his full AIP payment is considered variable.

Overall Alignment of Pay and Performance

Our executive compensation program is designed to limit the amount of fixed (not at risk) compensation and to pay out incentive (at risk) compensation at or above pre-established target amounts only upon the achievement of superior financial results. For our executive officers, we seek to establish target annual total direct compensation (which includes both at risk and not at risk compensation annually at or about the 50th percentile of our 2017 Comparator Group (see below)). At risk incentive compensation is paid only if objective Company financial metrics are met. As a result, because most of our annual total direct compensation is at risk and subject to stringent Company performance criteria, it is intended that our executive officers will earn compensation only at or above the 50th percentile of our 2017 Comparator Group if the Company achieves superior results. Company failure to achieve targeted metrics significantly impacts the amount of performance-based compensation earned and is intended to result in total realized compensation for executive officers below the 50th percentile of our 2017 Comparator Group. We believe this pay-for-performance philosophy incentivizes our executive officers to meet Company short-term and long-term objectives.

2018 PROXY STATEMENT	FLIR	15

COMPENSATION DISCUSSION AND ANALYSIS

The charts below illustrate the alignment between key metrics (our TSR and adjusted EPS) on which our compensation decisions (annual total direct compensation and annual cash incentives paid to our CEO) were based for each of the last five fiscal years. Any one-time cash and equity compensation paid to our CEO in connection with his recruitment or promotion, as applicable, are excluded for purposes of the charts below.

•

Annual total direct compensation consists of annual base salary, AIP payment and annual long-term incentive award (grant date fair value of annual equity awards, not cash actually received). Annual total direct compensation is based on the compensation of Mr. Teich for fiscal 2013, 2014, 2015 and 2016 and Mr. Cannon for fiscal 2017. Compensation shown above excludes any one-time compensation paid to Mr. Cannon in connection with his hiring, as described in greater detail below. For comparability, Mr. Cannon’s prorated 2017 salary, AIP payment and onboarding equity awards have been annualized. Compensation shown above also excludes amounts reported under the “Change in Pension Value” (which was applicable only to Mr. Teich) and the “All Other Compensation” columns in the Summary Compensation Table.

•

TSR line illustrates the total shareholder return on our common stock during the period from December 31, 2012 through December 31, 2017, assuming $100 was invested at the end of fiscal 2012 and assuming reinvestment of dividends.

•

Adjusted EPS line illustrates our reported EPS as adjusted by our Compensation Committee for fiscal 2013 through fiscal 2017 to exclude certain non-operating adjustments. Our 2013 reported EPS of $1.22 was adjusted to exclude $27.5 million of pre-tax restructuring expenses and $3.5 million of pre-tax executive retirement expenses related to Mr. Lewis’ retirement as CEO. Our 2014 reported EPS of $1.39 was adjusted to exclude $17.0 million of pre-tax restructuring expenses. Our reported EPS of $1.72 and $1.20 in 2015 and 2016, respectively, were not adjusted from GAAP. (See our GAAP to non-GAAP reconciliation for 2017 Adjusted EPS for the year ended December 31, 2017 in Appendix A). For comparability, Mr. Cannon’s pro-rated 2017 AIP payment has been annualized.

16	FLIR	2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Other Key Compensation Practices

We believe we engage in best practice executive compensation policies and programs:

What we do

✓	Independent Compensation Committee. The Compensation Committee is made up of all independent directors.

✓	Independent Compensation Committee Advisor. The Compensation Committee engaged its own independent compensation consultant to assist with the design of the 2017 compensation program.

✓	Annual Executive Compensation Review. The Compensation Committee conducts an annual review of compensation for our executive officers and a review of compensation-related risks.

✓	Compensation At-Risk. The executive compensation program is designed so that a significant portion of executive annual compensation is “at risk” to align the interests of our NEOs and our shareholders. For 2017 AIP achievement for NEOs was 92% of target based on the challenging goals set by our Compensation Committee.

✓	Mixed Performance-Based Incentives and Incentive Caps. Our executive compensation program utilizes a mix of performance-based cash incentives (short-term) and time- and performance-based equity incentives (long-term) having different performance-based metrics. We also cap maximum annual performance-based cash incentives at 200% of the payout target and performance-based equity compensation at 200% of the payout target for the Performance Grant, as discussed below.

✓	Multi-Year Vesting Requirements. The performance-based equity awards granted to the executive officers vest or are earned over a three-year period, consistent with current market practice and our retention objectives.

✓	Clawback Policy. We adopted a clawback policy with respect to cash incentive awards that requires that such awards be repaid to the Company in the event of certain acts of misconduct or gross negligence.

✓	Stock Ownership Guidelines. We maintain stock ownership guidelines for our directors and our executive officers. Within five years of joining the Company, directors and executive officers are required to hold shares of the Company’s common stock or in the money options equal to or greater than four times the director’s annual board retainer (greater than or equal to one times salary for executive officers, other than the CEO). The CEO is required to hold vested shares of the Company’s common stock equal to or greater than three times the CEO’s annual salary.

What we don’t do

×	Limited Perquisites. We provide minimal perquisites and other personal benefits to the NEOs.

×	No “Golden Parachute” Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any tax liability that the NEOs might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code (the “Code”).

×	Hedging and Pledging Prohibited. Employees may not hedge or pledge Company securities as collateral.

×	No Repricing of Underwater Options. Our plan prohibits the repricing of stock options or other downward adjustment in the option price of previously granted stock options (other than to reflect corporate transactions such as mergers).

×	No Stock Options Granted with an Exercise Price Less Than Fair Market Value. All stock options are granted with an exercise price at the closing price on the date of grant.

2018 PROXY STATEMENT	FLIR	17

COMPENSATION DISCUSSION AND ANALYSIS

Corporate Governance and Decision-Making

General Philosophy

Our executive compensation program is designed to:

•	Attract and retain executive officers with the skills, experience and motivation to achieve stated Company objectives;

•

Provide a mix of current, short-term and long-term compensation to achieve a balance between current income and long-term incentive opportunity and promote focus on both annual and multi-year business objectives;

•	Align total compensation with the performance results we seek for our shareholders, including, long-term growth in revenue and EPS;

•	Allow executive officers who demonstrate consistent performance over a multi-year period to earn above-average compensation when we achieve above-average long-term performance;

•	Be affordable and appropriate in light of our size, strategy and anticipated performance; and

•

Be straightforward and transparent in its design, so that shareholders and other interested parties can clearly understand all elements of our executive compensation programs, individually and in the aggregate.

The Compensation Committee uses these principles to determine base salaries, annual cash incentives and long-term equity incentives. The Compensation Committee also considers our business objectives, the skills and experience of the executive, competitive practices and trends and corporate considerations, including the compensation level of an executive officer relative to our other executive officers and affordability of the compensation program. The Compensation Committee further considers the results of the annual advisory “say-on-pay” vote and shareholder feedback.

Impact of Shareholder Advisory Vote on 2017 Executive Compensation Program

In April 2017, we conducted a non-binding, advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote, at our Annual Meeting of Shareholders. Our shareholders approved the compensation of the NEOs, with over 96% of the votes cast in favor of our executive compensation program.

The Compensation Committee evaluated our executive compensation policies and practices throughout 2017 and determined we should retain our executive compensation philosophy and objectives from prior years. As a result, the Compensation Committee decided to maintain an emphasis on incentive compensation that rewards our most senior executives when they deliver value for our shareholders and, except as noted above, made no significant changes to our executive compensation program. However, after soliciting the input of several of our shareholders during meetings with representatives of our Compensation Committee, the Compensation Committee did reduce the grant date value of time-based equity awards in favor of performance-based equity awards to further align executive compensation with the interests of our shareholders.

Consistent with the recommendation of the Board of Directors and the approval of our shareholders in connection with the advisory vote on the frequency of future say-on-pay votes conducted at our 2017 Annual Meeting of Shareholders, the Board of Directors has adopted a policy providing for annual advisory vote on the compensation of our NEOs because it will allow our shareholders to provide us with timely input on the compensation of our NEOs.

Fiscal 2017 Peer Group

The Compensation Committee, in consultation with management and from Aon Hewitt’s technology compensation consulting group, Radford (“Radford”), compares our executive compensation program with compensation paid by a peer group consisting of a broad range of high-technology companies whose businesses are similar to ours and with which we typically compete for executive talent.

For our 2017 peer group (the “2017 Peer Group”), we considered publicly-traded companies of similar size (based on revenues, employee size and market capitalization) and in the test and measurement and sensor systems industries. Each of the companies below met most, if not all, of these criteria. We also qualitatively evaluated each 2017 Peer Group member based on its business focus and corporate strategy and ultimately selected companies most similar to us with regards to business focus and financial profile.

After reviewing our Peer Group in September 2016, the Compensation Committee did not make any changes to the Peer Group, other than the removal of Woodward given its dissimilar business and industry profile. The tables below set forth our 2017 Peer Group.

Fiscal 2017 Peer Group

AMETEK	KLA-Tencor	Perkin Elmer	Trimble
Bio-Rad Laboratories	Lam Research	Rockwell Collins	Viavi Solutions (formerly JDSU)
Curtiss Wright	MKS Instruments	Roper Technologies	Waters Corporation
Esterline Technologies	Moog	Teledyne Technologies
FEI Company	OSI Systems	Teradyne

18	FLIR	2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Based on data compiled by Radford in September 2016, the below chart illustrates our positioning versus our 2017 Peer Group in relation to our employee size, revenues, net income, gross margin and market capitalization.

Radford provided data for our 2017 Peer Group on base salary, annual cash incentive opportunities, long-term equity incentives, and annual total direct compensation. Radford supplemented the 2017 Peer Group data with data from the Radford Global Technology Survey. The survey data was blended equally with the 2017 Peer Group data, where possible, to create our comparison group (the “2017 Comparator Group”). The Compensation Committee, in consultation with management, used this data to assess the compensation levels paid by the 2017 Comparator Group and the levels paid at approximately the 50th percentile of the 2017 Comparator Group. The Compensation Committee retains the discretion to set any element of an executive officer’s compensation outside this targeted level based on such factors as it deems appropriate including, but not limited to, the experience and responsibilities of such executive officer, the expected future contribution of each executive officer, the overall mix of base salary and short-term and long-term incentives being offered to the executive, internal pay equity based on the impact on the business and performance, retention and such other individual and business factors that may be relevant to an executive officer.

Role of Compensation Committee

The Compensation Committee has a written charter approved by the Board that specifies the Compensation Committee’s duties and responsibilities, which is available on our website at: www.flir.com/investor/governance/Committee Charters. In accordance with its charter, the Compensation Committee is responsible for all compensation for our executive officers. In discharging this responsibility, the Compensation Committee annually:

•	reviews and establishes our compensation strategy to ensure that our executive officers are rewarded appropriately for their contributions to our growth and profitability,
•	reviews and establishes performance goals and objectives with respect to the compensation of our Chief Executive Officer and other executive officers, and

•

evaluates the performance of the Chief Executive Officer, and reviews the Chief Executive Officer’s evaluation of our other executive officers and in conjunction with the Corporate Governance Committee of the Board reviews and establishes the compensation of the Board.

Each member of the Compensation Committee has been determined to be independent under rules and regulations issued by Nasdaq, the SEC and the Internal Revenue Service.

Role of Compensation Consultant

The Compensation Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. For 2017, the Compensation Committee engaged Radford as its independent executive compensation consultant. Radford reports directly to the Compensation Committee and not to management. The Compensation Committee assessed the independence of Radford pursuant to Nasdaq and SEC rules and concluded that the work Radford performed for the Compensation Committee did not raise any conflict of interest. Radford provides the Compensation Committee with an annual update of its services and related fees. Radford’s aggregate fees rendered for consulting services for the Compensation Committee in 2017 were $87,416.

Company management separately engages Radford for compensation surveys to benchmark non-executive officer employee compensation and also engages the Radford affiliate, Aon Risk Services, for risk related insurance products, such as property and casualty insurance and director and officer liability insurance. Neither of these engagements is approved by the Compensation Committee. The fees paid in aggregate by the Company to Radford and Aon Risk Services for all other services excluding Compensation Committee consulting services, totaled $219,475.

Role of Management

The Chief Executive Officer, with the assistance of other members of our management team and our human resources team, works closely with the Compensation Committee in determining the compensation of the other executive officers, including our other NEOs. Each year, the Chief Executive Officer reviews the performance of the other executive officers for the previous year, and then shares these evaluations with, and, with the assistance of our human resources team, makes recommendations to the Compensation Committee for each element of compensation. These recommendations concern the base salary, annual incentive compensation, and long-term equity incentives for

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COMPENSATION DISCUSSION AND ANALYSIS

each executive officer (other than himself) based on our financial results from the previous fiscal year and the individual executive officer’s contribution to these results and to our Company. The Compensation Committee then reviews these recommendations and considers the other factors described above and makes decisions as to each individual compensation element for the executive officers. The Chief Executive Officer, in collaboration with our Chief Financial Officer and other members of management, also assists the Compensation Committee with the identification of performance objectives for the AIP and long-term equity incentive program.

For 2017, Mr. Teich performed the Chief Executive Officer functions described above until the appointment of Mr. Cannon as CEO who provided these functions for the remainder of 2017.

Certain executive officers attend Compensation Committee meetings at the invitation of the Compensation Committee. No executive officer attends an executive session at which the executive officer’s compensation is determined.

Components of our Executive Compensation Program

Our executive compensation program consists of the following four primary components:

Compensation Component	Purpose
Base Salary	To compensate our executive officers for their day-to-day efforts based on demonstrated experience, competencies, and performance.
Annual Cash Incentives	To motivate and reward achievement of our annual strategic goals only if we achieve our short-term goals, consistent with our “pay-for-performance” philosophy.
Long-Term Equity Incentives

To align our executive officers’ interests with the long-term interests of our shareholders and to achieve our retention objectives through multi-year vesting requirements and through performance-based vesting requirements linked to our long-term strategic goals.

Benefits (including post-employment compensation arrangements)

To retain our executive officers and reduce the degree to which the possible loss of employment might affect our executives’ willingness to take risks or enter into strategic relationships and transactions that, while potentially beneficial to our shareholders, might result in the termination of the executive’s employment.

We believe that each individual component is useful in achieving one or more of the objectives of our executive compensation program and that together, these components are effective in achieving our overall objectives.

In 2017, certain of our NEOs received one-time recruitment or promotion bonuses in the form of cash and/or equity compensation. In the case of new-hire NEOs, these bonuses were designed to recruit them to our Company and compensate them for compensation opportunities they forfeited at their prior employer. In the case of promoted NEOs, these bonuses were designed to provide additional incentives and recognize their increased responsibilities with us.

Compensation Setting and Elements of Compensation

At the beginning of 2017, the Compensation Committee evaluated the annual total direct compensation - annual base salary, annual cash incentives and long-term equity incentive - for each of our executive officers, including our NEOs, who was employed with us at the time. In determining these NEOs’ targeted annual total direct compensation, the Compensation Committee considered, among other factors, each element of compensation, the compensation package as a whole and compensation levels at our peer companies for comparable positions, as well as the impact of our financial performance on executive compensation. The Compensation Committee targeted the approximately 50th percentile of the 2017 Comparator Group for each component of each of these NEO’s annual total direct compensation (base salary, annual cash incentives, and time-based and performance-based equity grants). Additionally, due to the uncertainty created by our active CEO search in early 2017, the Compensation Committee took into account longer-term retention incentives in the form of performance-based restricted stock designed to increase the retention value of equity incentives during the period of transition to our new CEO. For further details, see the “Long-term Incentive Program” section of this Compensation Discussion and Analysis.

We believe that this design allows us to meet the objectives of our executive compensation program, including attracting and retaining talented executives in a highly competitive market, while retaining flexibility to tailor compensation based on individual circumstances.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee retained the discretion to set any element of an NEO’s compensation outside the applicable target percentiles based on such factors as it deemed appropriate including, but not limited to, the experience and responsibilities of such NEO, the expected future contribution of the applicable NEO, the overall mix of base salary and short-term and long-term incentives being offered to the NEO, internal pay equity based on the impact on the business and performance, retention and such other individual and business factors that may be relevant to the NEO.

In connection with the hiring of our new CEO and new CFO in 2017, the Compensation Committee negotiated and approved compensation packages for each of them that the Compensation Committee believed were necessary to recruit each of them and appropriate for providing incentive for each to remain with the Company to grow our business. In setting compensation, the Compensation Committee reviewed the Radford market data for comparable positions, other factors described in the paragraph above, and the compensation opportunities available to each of them at his and her existing employer, respectively.

Base Salary

We provide base salary to compensate our executive officers, including our NEOs, for their day-to-day efforts based on demonstrated experience, competencies and performance. In the first quarter of 2017 the Compensation Committee made market-based increases to the base salaries of each of our NEOs based on the data provided by Radford at that time regarding market positioning of each NEO’s annual base salary and the recommendations of Mr. Teich (except with respect to his own base salary), in recognition of each executive officer’s strong performance as well as the other factors described above under the “Compensation Setting and Elements of Compensation” section of this report.

The base salaries for our new CEO and new CFO were negotiated in 2017 as part of his or her new-hire package. In setting the base salary as part of these negotiations, the Compensation Committee considered the data provided by Radford regarding market positioning, the respective base salary of each NEO while employed by his or her respective former employer, as well as the other factors described above under the “Compensation Setting and Elements of Compensation” section of this report.

The base salary for Mr. Merrill was increased by the Compensation Committee in October 2017, in anticipation of the planned change in operational structure for 2018. In deciding the appropriate base salary increase, the Compensation Committee reviewed market salary data provided by Radford regarding the responsibilities Mr. Merrill would assume in his new position.

The 2017 base salary decisions generally placed each NEO’s base salary at approximately the 50th percentile of the 2017

Comparator Group, except as described in this paragraph. The base salary our CEO negotiated as part of his new hire package was below the 50th percentile of the 2017 Comparator Group, which was determined as part of his overall package taking into consideration his role with his former employer and his experience. The base salary our CFO negotiated as part of her new hire package was in the upper quartile of the 2017 Comparator Group, which we believed was important for recruiting her to the Company from her prior employer in light of her compensation opportunities with that employer.

Except as noted in the footnotes to the chart below, the base salaries for 2017 were effective as of February 18, 2017. The chart below summarizes the base salaries of our NEOs for 2017:

2017 Base Salary

NEO	2016 Salary	2017 Salary	Percentage Change
James J. Cannon(1)	--	$725,000	--
Carol P. Lowe(1)	--	$650,000	--
Todd M. DuChene	$411,100	$422,400	2.75%
Jeffrey D. Frank	$329,600	$338,700	2.75%
Travis D. Merrill(2)	$304,500	$400,000	31.4%
Andrew C. Teich	$839,500	$862,600	2.75%
Shane R. Harrison	$273,000	$282,600	3.50%
Amit Singhi	$432,200	$441,000	2.75%
Thomas A. Surran	$504,700	$518,600	2.75%

(1)	The base salaries of our CEO and CFO were effective on the date they commenced employment with us.

(2)	Mr. Merrill’s base salary was increased 3.5% to $315,900, effective February 18, 2017. He subsequently received an additional increase to his base salary to $400,000, effective September 2, 2017, in anticipation of his appointment as President, Commercial Business Unit upon the implementation of the Company’s new operational structure.

The base salaries paid to the NEOs during 2017 are set forth in the “Summary Compensation Table.”

Annual Incentive Compensation

We use annual incentive compensation in the form of cash incentives to motivate and reward achievement of annual strategic goals and to better align the executive officer, including our NEOs, interests with shareholders’ interest by promoting strong, annual financial and business results. These cash incentive opportunities are granted under our 2017 AIP pursuant to our Amended and Restated 2012 Executive Bonus Plan that was initially approved by our shareholders in 2012 and re-approved by our shareholders in 2017 (the “Bonus Plan”).

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COMPENSATION DISCUSSION AND ANALYSIS

The 2017 AIP covers all employees that are not eligible for sales incentives or profit sharing. The 2017 AIP is designed to pay cash incentives based on our achieving pre-established financial objectives intended to incentivize management to drive strong operating performance, invest in innovation to drive future growth and create shareholder value. For our executive officers who were employed with us in the first quarter of 2017, including Messrs. DuChene, Frank, Merrill, Teich, and Harrison, these cash incentive opportunities granted under our Bonus Plan were intended to qualify as “performance-based” compensation under Section 162(m) of the Code. The cash incentive earned by our new CEO pursuant to the AIP for 2017 exceeded the amount guaranteed in his employment agreement and is partially “performance-based” compensation under Section 162(m) of the Code. Due to recent changes in the tax code to repeal this “performance based” compensation exception effective December 31, 2017 and the uncertainties regarding certain provisions of this repeal, there are no assurances these AIP bonuses will qualify as being fully deductible.

Target Cash Incentive Opportunities

Target cash incentive opportunities for each of our executive officers, including our NEOs, are expressed as a percentage of base salary. In the first quarter of 2017, the Compensation Committee reviewed the 2016 target cash incentive opportunities of each NEO, taking into consideration cash incentive data provided by Radford pursuant to a competitive market analysis and the recommendations of Mr. Teich (except with respect to his own target cash incentive opportunity), as well as the other factors described above under the “Compensation Setting and Elements of Compensation” section of this report. We set each of these NEO’s target cash incentive opportunity at a level that, when considered with his or her base salary, was market competitive and provided appropriate motivational and retention incentives to drive long-term Company financial objectives.

The Compensation Committee did not make any changes to the target cash incentive opportunities for any of these NEOs in 2017 as it believed the 2016 cash incentive opportunities provided were market-competitive and designed to motivate and reward achievement of established financial objectives. The 2017 target cash incentive opportunities established at that time for the NEOs were between the 50th and 75th percentiles of the 2017 Comparator Group.

The target cash incentives for our new CEO and new CFO were negotiated in connection with their hiring and approved by the Compensation Committee after it considered the competitive market data provided by Radford, the target cash incentive opportunities at their former employer, and the other factors described above under the “Compensation Setting and Elements of Compensation” section of this report.

The target cash incentive opportunities of the NEOs for 2017 were:

2017 Target Cash Incentives & Actual Payments Received

NEO	Percent of Base Salary	2017 AIP Target	2017 AIP Actual
James J. Cannon (1)	100%	$389,315	$357,115
Carol P. Lowe (2)	85%	0	0
Todd M. DuChene	75%	316,800	290,600
Jeffrey D. Frank	60%	203,200	186,400
Travis D. Merrill (3)	60%	240,000	220,200
Andrew C. Teich (4)	110%	948,900	632,600
Amit Singhi (5)	80%	355,300	0
Shane R. Harrison	60%	169,560	155,600
Thomas A. Surran (6)	80%	414,900	414,900

(1)	The 2017 target cash incentive opportunity shown for our CEO is pro-rated based on the number of days employed during 2017, provided that Mr. Cannon is guaranteed a minimum incentive payment for 2017 of $350,000.

(2)	Ms. Lowe was not eligible for our 2017 AIP due to employment start date.

(3)	In connection with his appointment to President of our Commercial Business Unit and related base salary increase, Mr. Merrill’s target cash incentive opportunity was increased from $189,100 to $240,000.

(4)	In connection with his resignation in 2017, Mr. Teich’s 2017 cash incentive amount is guaranteed at target and pro-rated based on the number of days in which he served as chief executive officer during 2017.

(5)	In connection with his termination of employment in 2017, Mr. Singhi forfeited his right to receive any 2017 AIP bonus.

(6)	Mr. Surran entered into a separation agreement and release that provided for the payment of Mr. Surran’s target cash incentive opportunity to be paid along with one-year’s base salary in 26 equal installments during the year following his termination date.

The annual incentive payments made to the NEOs for 2017 are also set forth in the “Summary Compensation Table,” which appears later on in this report.

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COMPENSATION DISCUSSION AND ANALYSIS

In addition to the above, the maximum cash incentive that any executive officer who was employed with us at the beginning of 2017, including Messrs. DuChene, Frank, Merrill, and Harrison, could achieve in 2017 was equal to 0.5% of 2017 net earnings used to calculate Adjusted EPS for purposes of the 2017 AIP.

The Compensation Committee, with input from management, approved the following performance metrics and relative weightings under the 2017 AIP applicable to our executive officers, including our NEOs:

These performance metrics are similar to the performance metrics for the 2016 annual incentive plan, except that the 2017 AIP removed a metric related to “bookings” which the Compensation Committee determined too closely resembled the revenue metric and was redundant.

We believe these performance metrics incented executive officers, including our NEOs, to achieve the financial, business, and strategic objectives reflected in our 2017 operating plan and were appropriately linked to the interests of our shareholders.

AIP Formula

Performance Metric	Description of Performance Metric
Adjusted EPS

The Adjusted EPS target is approximately 12% higher than our 2016 Adjusted EPS. The incentive amount payable with respect to this metric is increased or decreased, as the case may be, by 10% for every 1% increase or decrease in actual Adjusted EPS versus the target, provided that the amount payable is zero if Actual 2017 Company Adjusted EPS is less than Actual 2016 Company Adjusted EPS.

Revenue

Revenue is a GAAP measure that is reported in our Annual Report on Form 10-K for the fiscal year end December 31, 2017. The revenue target established was approximately 10% greater than the actual Company revenue for 2016. The incentive amount payable with respect to this metric is increased or decreased, as the case may be, by 10% for every 1% increase or decrease in actual revenue versus the target, provided that the amount payable is zero when actual Company revenue for 2017 is less than the actual Company revenue for 2016.

Adjusted Operating Cash Flow

Adjusted Operating Cash Flow is calculated as cash flows from operations in accordance with GAAP and adjusted for certain cash payments for specific items approved by the Compensation Committee. For 2017, the adjustment was $15.2 million and included cash payments associated with the Belgian State Aid tax matter, executive transition costs, acquisition related costs, and cash paid for restructuring activities during the year. The operating cash flow target is approximately 3% greater than the actual operating cash flow achievement in 2016. For every 1% increase or decrease in operating cash flow versus the target, the multiplier increases or decreases, as applicable, by 10%, provided that the multiplier is zero when operating cash flow is less than the operating cash flow achievement in 2016.

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COMPENSATION DISCUSSION AND ANALYSIS

The table below sets forth the threshold, target, and maximum levels of each performance metric, as well as the multiplier that would be applied to the portion of the eligible cash incentive upon achievement of this performance metric.

2017 Annual Incentive Plan Matrix

	Threshold 0% Funding	Target 100% Funding	Maximum 200% Funding
Adjusted EPS	$1.71 or less	$1.90	$2.09 or greater
Revenue	$1.662 billion or less	$1.821 billion	$2.003 billion or greater
Adjusted Operating Cash Flow	$312.3 million or less	$322.7 million	$355.0 million or greater

AIP Award Decisions

In February 2018, the Compensation Committee assessed performance against the performance metrics under the 2017 AIP. The table below illustrates the formula for measuring achievement against each metric and our actual achievement under the 2017 AIP.

2017 AIP Officer Matrix

	Achievement	Funding Percentage Achieved	Weighting	Weighted Payout
Adjusted EPS	$1.88	89%	50%	44.7%
Revenue	$1.800 billion	89%	30%	26.7%
Adjusted Operating Cash Flow	$323.2 million	102%	20%	20.3%
AIP Payout				91.7%

The incentive payments to our executive officers, including our NEOs, have fluctuated from year-to-year in relation to our performance relative to our targets. The chart below details the past five years of payouts as a percentage of the target awards. We believe that the AIP results illustrate our pay-for-performance philosophy.

Annual Incentive Plan Historical Payouts

Year	Payout as Percent of Target
2013	58%
2014	91%
2015	93%
2016	48%
2017	92%

Long-Term Incentive Program

We use long-term incentives in the form of stock options, time-based RSUs, and performance-based RSUs to incentivize management to build long-term growth in our business thereby linking the interests of management and our shareholders. Historically, equity awards have represented an integral part of our executive compensation program, and the largest component of each executive officer’s annual total direct compensation. Over the past several years, we issued equity awards annually following our annual meeting of shareholders. Pursuant to our Equity Granting Policy, annual equity awards to executive officers, including NEOs, are made on the second trading day after the first public announcement of earnings following Compensation Committee grant approval. We have not granted, nor do we intend to grant, equity awards in anticipation of the release of material, nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement.

Structure of Company Long-Term Equity Incentive Program.

The Compensation Committee has designed long-term compensation utilizing time-based equity awards that vest annually and performance-based equity awards that cliff vest only upon Company achievement of pre-determined financial results.

Structure of 2017 Long-Term Equity Incentive Program.

In 2017, the Compensation Committee, with input from Radford, modified the structure of our long-term equity incentive program to place a greater emphasis on performance-based equity awards for our executive officers, including our NEOs, by including performance-based equity awards as a core component of our 2017 long-term equity

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COMPENSATION DISCUSSION AND ANALYSIS

incentive program and did not provide for an “overlay program” composed of performance-based equity awards as in past years. The Compensation Committee believed that this approach was consistent with market practices and our pay-for-performance compensation philosophy and was responsive to feedback solicited by the Compensation Committee from key shareholders.

The 2017 long-term equity incentive program for our NEOs (other than Mr. Teich) consists of three parts:

(1)	Time-based stock options weighted 25% that generally vest annually over three years;

(2)	Time-based RSUs weighted 25% that generally vest annually over three years; and

(2)	Performance-based RSUs weighted 50% at target that vest based on adjusted operating margin over a three-year performance period.

The Compensation Committee believes that a mix of stock options and full-value awards is important for reducing the risk of options during turbulent economic times and remaining competitive with the group of companies to which we compare our compensation and other comparable high-growth technology companies with which we compete for talent, most of whom offer full-value awards as a central piece of their executive equity compensation program.

The Compensation Committee also believes that granting performance-based equity offers an economically efficient way to further enhance the alignment between the interests of our shareholders and our executive officers, including our NEOs, because the amount that each NEO ultimately realizes from the award depends on the executive officer’s ability to (i) contribute to the successful execution of long-term financial objectives and (ii) achieve those objectives in a manner that is reflected in the actual value of the shares that are earned under the award.

The metrics used for the performance RSUs are different from the metrics used in the AIP in an effort to provide financial incentives for our executive officers, including our NEOs, to grow various components of our business. The Compensation Committee believes the use of adjusted operating margin for the performance-based RSUs reinforced the emphasis on providing incentives for our executives to enhance business processes and improve execution in an effort to create sustainable long-term shareholder value.

Mr. Teich only received a time-based RSU award in 2017, which the Compensation Committee believed was appropriate in light of his retirement announcement in early 2017.

Size of 2017 Long-Term Equity Incentives.

In determining the size of the 2017 long-term equity incentives for each of our NEOs who were employed with us at the beginning of 2017, the Compensation Committee considered a competitive market analysis performed by Radford and the recommendations of Mr. Teich (except with respect to his own long-term equity incentives), as well as the other factors described above under the “Compensation Setting and Elements of Compensation” of this report.

For the 2017 long-term equity incentives of each of these NEOs (other than Mr. Teich), the Compensation Committee targeted the 50th percentile of the 2017 Comparator Group, which the Compensation Committee believed provided the appropriate incentives for our business. As discussed above, we did not provide our executive officers with an “overlay program” as in past years, and this change decreased the size of the 2017 annual equity awards to our executive officers as compared to the size of the annual equity awards granted to these executive officers who were employed with us in 2016. The Compensation Committee believed the respective sizes of the 2017 annual equity awards were appropriate for achieving our objectives and in line with the competitive market and consistent with shareholder feedback.

For Mr. Teich, the Compensation Committee targeted 1/3 of the 50th percentile of the 2017 Comparator Group, which the Compensation Committee believed provided the appropriate incentives for Mr. Teich to remain with our business until a successor was appointed. Mr. Teich’s award vested monthly between the grant date and December 31, 2017.

In light of the Company’s active search for a new CEO in early 2017, the Compensation Committee determined that additional retention performance-based RSUs (“Retention PRSUs”) were in our best interest to ensure retention of the executive team. These Retention PRSUs are included in the table below under Retention Awards and vest as described in the “Performance RSUs” section below.

For our new CEO and new CFO, each of his or her long-term equity awards were negotiated in connection with his or her hiring and approved by the Compensation Committee after it considered the competitive market data provided by Radford, the long-term equity opportunities at each NEO’s former employer, and the other factors described above under the “Compensation Setting and Elements of Compensation” section of this report.

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COMPENSATION DISCUSSION AND ANALYSIS

The values of the equity awards granted to the NEOs on April 28, 2017 (or in the case of our new CEO and new CFO on June 19, 2017 and November 27, 2017, respectively) were:

2017 Equity Awards

NEO	Annual Awards	Retention Awards
James J. Cannon(1)	$1,926,911	$--
Carol P. Lowe	$2,500,000	$--
Todd M. DuChene	$851,206	$250,000
Jeffrey D. Frank	$540,775	$250,000
Travis Merrill	$540,775	$250,000
Andrew C. Teich	$1,166,671	$--
Amit Singhi(2)	$1,101,603	$350,000
Shane R. Harrison	$380,539	$250,000
Thomas A. Surran	$1,502,167	$500,000

(1)	Mr. Cannon’s annual award excludes his one-time RSU award of $3.2 million intended to compensate him for the loss of long-term equity grants from his previous employer which were forfeited when Mr. Cannon joined the Company.

(2)	The unvested portions of the equity awards held by Mr. Singhi were forfeited on the date his employment with us terminated in 2017.

Performance RSUs

The performance-based RSUs vest based on our “adjusted operating margin” over the performance period. The performance period is the three-year period beginning January 1, 2017 and ending on December 31, 2019 (which may be truncated in the event of a corporate transaction as described below). For this purpose, “adjusted operating margin” is measured for each fiscal year of the performance period, and then averaged to arrive at an achievement percentage.

Performance Metrics. For this purpose, “adjusted operating margin” is determined by applying the following formula for each fiscal year during the performance period:

(1)

“Operating Income” means our income from operations, as determined under GAAP, adjusted for one-time events impacting GAAP and costs related to mergers, acquisitions and other non-ordinary course investment (whether or not consummated), and other costs and expenses excluded as non-recurring or not reflective of our core operations in accordance with the Company’s accounting policies.

(2)

“Revenue” means total revenues, as determined under GAAP and recorded in our audited financial statements and adjusted for non-ordinary events in accordance with our accounting policies and to exclude the financial impact of acquisitions in the fiscal year of the acquisition.

Performance Formula. Following the end of the first two years of the performance period, “adjusted operating margin” performance for the first years is assessed, and each performance-based RSU may be earned as to up to 2/3 of the target shares subject to such grant based on achievement of the “2-Year Adjusted Operating Margin” metric in the chart below (the “Banked Shares”).

Following the end of the performance period, “adjusted operating margin” performance for the three-year performance period is assessed, and each performance-based RSU grant may be earned as to the greater of:

•	the total number of Shares achieved based on actual achievement for the full performance period, or

•

the sum of (1) the Banked Shares plus (2) the product of: (a) the actual achievement percentage for the “3-Year Adjusted Operating Margin” metric as set forth in the table below multiplied by (b) 1/3 of the target shares subject to such grant (rounded up to the nearest whole number so as to avoid fractional units)

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COMPENSATION DISCUSSION AND ANALYSIS

The chart below describes the formula for determining the number of shares subject to the performance-based RSU grants that may vest.

Achievement Level	2-Year Adjusted Operating Margin	Payout	3-Year Adjusted Operating Margin	Payout
Below Threshold	<14.5%	0%	<14.7%	0%
Threshold	14.5%	50%	14.7%	50%
Target	17.5%	100%	17.7%	100%
Stretch			21.3%	150%
Maximum			22.1%	200%

For performance falling between “Threshold and “Target” achievement levels or between “Stretch” and “Maximum” achievement levels in the table above, the actual payout percentage will be calculated by linear interpolation between (i) the two identified Company Operating Margin achievement levels represented as percentages of the Company Operating Margin target and (ii) the two payout percentages set forth in the applicable “Payout” column that correspond to the two identified operating income achievement levels. For the avoidance of doubt, there will be no linear interpolation between the “Target” and “Stretch” achievement levels, and if the 3-Year Adjusted Operating Margin achievement falls between the “Target” and “Stretch” levels, the payout percentage will be 100%.

The performance-based RSU grants will be subject to additional vesting restrictions as described in the “Additional Restrictions for Performance Awards” section below.

Additional Restrictions for Performance Awards

Vesting Restrictions. In addition to the performance criteria set forth above, the grantees must remain in continuous service as an employee or consultant to the Company or its subsidiaries through April 28, 2020 to vest in any portion of the performance-based RSUs except in the case of death or “qualifying disability,” then grantee (or his or her successors, as applicable) will vest in the same portion of the applicable performance-based RSUs that would have vested had such grantee remained an employee or consultant through April 28, 2020. Grantees whose service terminates prior to April 28, 2020 due to “retirement,” will vest in the portion of the applicable performance-based RSUs that are earned based on “adjusted operating margin” achievement, as applicable, during the performance period, but prorated to reflect the number of days as to which grantee remained in service.

•

“qualifying disability” means a total and permanent disability as defined in Section 22(e)(3) of the Code, which we determine is expected to prevent you from thereafter engaging in any gainful employment.

•

“retirement” means a voluntary termination of employment and consultancy by the grantee if the grantee is, on the effective date of such termination, at least 60 years of age and has worked for us or one of our subsidiaries for the preceding 5 years.

Additional vesting rules apply in the event of a corporate transaction. These provide that if a corporate transaction occurs before the end of the applicable three-year performance period, each performance-based RSU grant will vest as to the greater of:

•	the target shares subject to such grant, or

•

the number of shares that would be achieved if the performance period ended on the last day of our fiscal year immediately preceding the year in which the corporate transaction is completed and applying with the achievement percentage determined by applying the formula for the “3-Year Adjusted Operating Margin” in the table above.

One-Time Recruitment or Promotion Compensation

James J. Cannon. In order to successfully recruit Mr. Cannon to serve as our CEO and provide the appropriate incentives to drive and grow the Company’s business, the Compensation Committee approved the one-time compensation to Mr. Cannon set forth below and pursuant to the terms of his employment agreement with us.

•

a one-time, cash payment of $3,146,869, which was intended to compensate Mr. Cannon for the loss of unvested stock options scheduled to vest over the short term and other incentives Mr. Cannon was granted pursuant to his employment with his previous employer and forfeited because of his joining the Company.

•

a one-time, RSU award of $3,152,601 intended to compensate him for the loss of long-term equity grants Mr. Cannon was granted by his previous employer and forfeited because of his joining the Company, and vesting in unequal tranches on December 6, 2018, 2019, 2020 and 2021 inclusively, subject to Mr. Cannon’s continued employment with us.

2018 PROXY STATEMENT	FLIR	27

COMPENSATION DISCUSSION AND ANALYSIS

Carol P. Lowe. In order to successfully recruit Ms. Lowe to serve as our CFO and provide her with the appropriate incentives to drive and grow the Company’s business, the Compensation Committee approved the one-time compensation to Ms. Lowe set forth below and pursuant to the terms of her employment agreement with us.

•

a one-time, cash payment of $2,500,000 paid in January 2018 to compensate her for the loss of unvested stock options scheduled to vest over the short term and other incentives forfeited because of her leaving her former employer to join the Company. Ms. Lowe is obligated to repay a prorated portion of this bonus (based on her length of service with us) if she voluntarily terminates her employment within 18 months of her start date.

•	a one-time, RSU award of $2,500,000, effective as of her start date, and vesting annually over three years as long as Ms. Lowe remains employed with us.

Travis D. Merrill. In connection with his appointment to the role of President, Commercial Business Unit, the Compensation Committee approved the one-time equity award to Mr. Merrill set forth below. The Compensation Committee believed that this additional compensation was appropriate in Mr. Merrill’s new role to provide additional incentives to drive business unit performance.

•	a one-time, time-based RSU award of $150,000, effective October 27, 2017, and vesting annually over three years as long as Mr. Merrill remains employed with us.

Shane R. Harrison. In recognition of his increased responsibilities as interim Chief Financial Officer, the Compensation Committee approved the one-time compensation to Mr. Harrison set forth below. The Compensation Committee believed that this additional compensation was appropriate to provide incentives for Mr. Harrison to remain with us through and following the transition period and to recognize his increased contributions to the Company during this transition period.

•	a cash bonus of $156,000, 50% paid following the date our CFO commenced her employment with us and 50% paid in February 2018.

Perquisites and Other Benefits

In general, we minimize the value and number of perquisites provided to our executive officers, including our NEOs. We believe this makes our overall compensation program simpler, easier to understand, and more transparent to shareholders. The primary perquisite for our NEOs is an automobile allowance. We also agreed to reimburse our CEO for the cost of relocation to Portland, Oregon, including temporary living expenses for up to two years and any loss of sale of our CEO’s current residence and a monthly car allowance of $1,500.

In addition, our NEOs have supplemental life insurance benefits beyond those provided to other United States-based employees. Our standard life insurance benefit is equal to two times an employee’s annual salary up to a maximum benefit of $500,000. The NEOs supplemental life insurance benefit provides three times the NEO’s salary, up to a maximum benefit of $1,200,000. The values of all perquisites for our NEOs are included in the 2017 All Other Compensation Table on page 34.

Our executive officers, including our NEOs, are also eligible to participate in our other benefit plans on the same terms as other employees. These plans include health plans, disability plans, retirement plans and an employee stock purchase plan.

Supplemental Executive Retirement Plan

In January 2001, we implemented a supplemental executive retirement plan (“SERP”) for certain executives then employed by FLIR in the United States. Participation in the SERP is currently frozen, and Mr. Teich was the only remaining participant. Due to Mr. Teich’s retirement, his account was paid in full in March 2018. Our intention is to terminate the plan as soon as feasible.

Non-Qualified Deferred Compensation Plans

We have a non-qualified deferred compensation (“NQDC”) plan and a stock deferral plan. Participation by our employees, including our NEOs, is optional. The NQDC plan provides an additional pre-tax savings vehicle for our more highly compensated United States-based employees whose retirement savings opportunity is limited under our 401(k) plan. The stock deferral plan allows eligible employees to defer the receipt of vested RSUs. The NQDC plan does not allow for Company contributions to be made to the plan on behalf of any employee, including the NEOs.

Employment Agreements

Mr. Cannon has an employment agreement, dated June 19, 2017, approved by the Compensation Committee that established his initial base salary as CEO and provides for a one-time sign-on bonus, one-time equity award, and annual incentive and long-term awards under our approved plans (i.e., AIP and long-term incentive program). Pursuant to his employment agreement, Mr. Cannon has an AIP target of 100% of his base salary prorated from June 19, 2017, with a minimum incentive payment for 2017 of $350,000. For 2018 Mr. Cannon will be paid a base salary of $850,000 and will have an annual incentive target for 2018 of 110% of base salary with a minimum annual incentive payment equal to 50% of base salary. Mr. Cannon’s employment agreement has an initial term ending December 31, 2018 and may be renewed by mutual agreement of the Company and Mr. Cannon. In addition, subject to the approval of the Board of Directors and the Compensation Committee to occur in or around April 2018, Mr. Cannon shall be eligible to receive an equity grant in 2018 having a grant date economic value of

28	FLIR	2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

not less than $3.6 million, with the grant type(s) and performance criteria as determined by the Compensation Committee in accordance with the Company’s annual executive incentive program. Mr. Cannon’s employment agreement also includes provisions regarding various termination scenarios which are described in the Potential Payments upon Termination or Change of Control section beginning on page 42.

Ms. Lowe has an employment offer letter, dated October 16, 2017, approved by the Compensation Committee that established her initial base salary as CFO and provides for one-time sign-on bonus, one-time equity award, and annual incentive and long-term awards under our approved plans (i.e., AIP and long-term incentive program). Pursuant to her employment agreement, Ms. Lowe has an AIP target of 85% of her base salary. In addition, Ms. Lowe’s employment offer letter includes provisions regarding various termination scenarios which are described in the Potential Payments upon Termination or Change of Control section beginning on page 42.

Post-Termination Compensation

2017 Transition and Separation Agreements

Andrew Teich. In connection with the appointment of our CEO effective June 19, 2017, we entered into a Separation and Transition Agreement with Mr. Teich dated June 18, 2017 (the “Transition Agreement”) under which he voluntarily resigned, effective June 19, 2017, as President and Chief Executive Officer of the Company and from all other executive positions he holds with the Company and any and all of the Company’s subsidiaries and other affiliates, and contemporaneously delivered his written resignation from the Company’s board of directors, also effective June 19, 2017.

The Transition Agreement provides that Mr. Teich’s employment continued, on an at-will basis, during a transition period (the “Transition Period”) from June 19, 2017 through August 31, 2017 (the “Separation Date”). During the Transition Period, Mr. Teich was (a) compensated for the performance of his duties at his base salary in effect as of June 18, 2017 and (b) continued his participation in the Company’s benefit plans under the same terms and conditions in effect as of June 18, 2017.

Following the Separation Date, Mr. Teich serves as a senior advisor to the Company, on an at-will basis, for a period of one year (the “Advisory Period”) providing transition and other related advisory services to the Company to assist in providing an effective transition of his responsibilities to his successor in accordance with the terms of the Transition Agreement. During the Advisory Period, and in connection with the effectiveness of the release of claims with the Company that is attached to the Transition Agreement (the “Release”), Mr. Teich received the following benefits:

•	compensation for the performance of his duties at a rate of $35,917 per month (pro-rated for any partial month)
•

reimbursement from the Company for the portion of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums for the participation of Mr. Teich and his qualified dependent in an amount equal to the portion of the premiums paid by Mr. Teich that would be paid by the Company if Mr. Teich were an active employee, and

•

reimbursement from the Company for certain technology-related expenses set forth in the Transition Agreement as well as out-of-pocket expenses Mr. Teich incurred in the performance of his duties as senior advisor.

Under the Transition Agreement, and following the effectiveness of the Release, Mr. Teich will receive payment of his target 2017 bonus payment, pro-rated for the period of January 1, 2017, through the Separation Date, and payable at the same time as other similarly-situated participants in the AIP.

The Transition Agreement also provides that for a period of two years following the Separation Date or one year following the termination of the Transition Agreement by Mr. Teich, whichever is longer, Mr. Teich will be subject to certain non-competition and non-solicitation restrictions set forth in the Transition Agreement. If we terminate the Transition Agreement before the end of the Advisory Period, these restrictions apply for a period of 12 months after the date of such termination.

Thomas A. Surran. In connection with his resignation and termination of employment on September 30, 2017, Mr. Surran entered into a separation and release agreement with the Company providing him the following severance benefits: (a) cash severance equal to the sum of (i) twelve (12) months of base salary and (ii) 100% of Mr. Surran’s target bonus amount payable in twenty-six equal installments in accordance with the Company’s normal payroll practices, (b) full vesting acceleration of any unvested time-based outstanding equity awards granted to Mr. Surran, and (c) reimbursement of the premium costs for continued health coverage under COBRA for a period of up to twelve (12) months following termination of his employment.

Severance Agreements

Our employment arrangements with our CEO and CFO provide for severance.

In 2017, we adopted a severance plan for our executive officers, including our other NEOs, and certain other key employees. We determined that it was important to adopt a severance plan at this time due to the uncertainty regarding a CEO transition and to secure the continued dedication of these participants to their work, notwithstanding the possibility of a termination of employment by us, and provide these individuals with an incentive to continue their employment with us. The severance plan provides for severance payments and benefits upon certain qualifying terminations of employment and the participant’s compliance with certain requirements, including entry into a release of claims in favor of the company. The severance plan expires on May 1, 2020.

2018 PROXY STATEMENT	FLIR	29

COMPENSATION DISCUSSION AND ANALYSIS

Change of Control Agreements

We consider a sound and vital management team to be essential in protecting and enhancing the best interests of the Company and our shareholders. To this end, we recognize that the possibility of a change of control could arise and that such possibility may result in the departure or distraction of management to the detriment of the Company and our shareholders. In order to encourage their continued attention and dedication to their assigned duties without distraction in circumstances arising from the possibility of a change of control of the Company, we have change of control agreements in place for our NEOs.

We believe that the severance payments and benefits are competitive relative to the severance protection provided to similarly situated individuals at companies with which we compete for talent. The terms and value of these severance and change of control termination benefits are further described starting on page 42.

Clawback Policy

The Company’s clawback policy requires any current or former officer of the Company subject to Section 16 of the Exchange Act to repay certain cash-based incentive compensation if such officer was found by the Compensation Committee to have caused the Company to materially restate its financial statements as a result of such officer’s gross negligence, intentional misconduct, or fraud.

Insider Trading Policy

The Company’s insider trading policy prohibits our executive officers and directors from pledging our securities or engaging in hedging transactions with respect to our securities.

Impact of Tax on Compensation Decisions

As a general matter, the Compensation Committee takes into account the various tax implications of the compensation vehicles employed by the Company but it is not a determining factor in the Compensation Committee’s compensation decisions.

Deductibility of Executive Compensation. Section 162(m) of the Code limits the amount of compensation that we may deduct in any one year for compensation paid to the CEO and the three other most highly compensated executive officers (including the CFO for compensation earned after 2017) to $1,000,000. However, compensation that qualifies as “performance-based” under Section 162(m) that is paid in 2017 or payable pursuant to a “written binding contract” prior to November 2, 2017 and not subsequently modified may be excluded from the $1,000,000 limit. Our 2011 Stock Incentive Plan and Bonus Plan are intended to permit (but not require) the Compensation Committee to award compensation that is “performance-based” and thus fully tax-deductible by us. While the Compensation Committee considers the deductibility of compensation as a factor in making compensation decisions, the Compensation Committee retains the flexibility to provide compensation that is consistent with our goals for our executive compensation program even if such compensation is not fully tax deductible. The Compensation Committee may make decisions that result in compensation expense that is not fully deductible under Section 162(m) of the Code. Recent tax reform legislation expanded the number of individuals covered by Section 162(m) of the Code and eliminated the exception for “performance-based” compensation beginning in 2018, subject to certain exceptions for compensation payable pursuant to a “written binding contract” in effect on November 2, 2017 that has not been subsequently materially modified. Due to the ambiguities and uncertainties as to this tax reform legislation, it is uncertain whether the 2017 AIP and performance-based equity awards satisfy the requirement for the performance-based compensation exception to Section 162(m).

Taxation of Parachute Payments. Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant equity interests, and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change of control that exceed certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We do not provide any executive, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that the executive might owe as a result of the application of Sections 280G or 4999 during 2017, and we have not agreed and are not otherwise obligated to provide any executive with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation. We follow Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) in connection with the financial reporting of our stock options and other stock-based awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock option grants using a variety of assumptions, as well as the grant date “fair value” of their other stock-based awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executives may never realize any value from their options or other stock-based awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock option grants and other stock-based awards in their income statements over the period that an executive is required to render service in exchange for vesting of the option or other award. When determining the types and amounts of equity compensation granted to the NEOs, the Compensation Committee considers the advantages and disadvantages of various equity vehicles, such as stock options, RSU awards and performance-based equity awards. As part of this consideration, the Compensation Committee takes into account the overall program cost, which includes the associated compensation expense for financial reporting purposes.

30	FLIR	2018 PROXY STATEMENT

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with our management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

THE COMPENSATION COMMITTEE

Angus L. Macdonald, Chair

William W. Crouch

Michael T. Smith

Cathy A. Stauffer

2018 PROXY STATEMENT	FLIR	31

COMPENSATION OF NAMED EXECUTIVE OFFICERS

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2017 Summary Compensation Table

The following table summarizes compensation for our CEO, CFO and our three other NEOs for the years ended December 31, 2017 and, to the extent required under the SEC executive compensation disclosure rules, December 31, 2016 and December 31, 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)
James J. Cannon(7) President and Chief Executive Officer	2017	$390,385	$3,496,869	$4,596,224	$483,288	$7,700	n/a	$10,807	$8,985,273
Andrew C. Teich President and Chief Executive Officer	2017	764,492	632,600	1,166,671	—	—	—	176,668	2,740,431
	2016	835,731	—	2,338,236	1,487,360	440,800	600,325	35,318	5,737,770
	2015	831,731	—	2,570,748	1,509,288	796,509	2,467,193	35,477	8,210,946
Carol P. Lowe(8) Executive Vice President, and Chief Financial Officer	2017	50,000	—	2,499,989	—	—	n/a	1,751	2,551,740
Shane R. Harrison(8) Senior Vice President, Corporate Development and Strategy and Interim Chief Financial Officer	2017	281,123	78,000	534,983	95,557	155,900	n/a	27,959	1,173,522
Amit Singhi(8) Senior Vice President, Finance and Chief Financial Officer	2017	286,407	—	1,175,002	276,601	—	n/a	21,684	1,759,694
	2016	431,092	—	657,604	418,320	165,100	n/a	30,174	1,702,290
	2015	143,846	—	723,806	292,581	123,141	n/a	72,218	1,355,592
Todd M. DuChene Senior Vice President, General Counsel and Secretary	2017	420,661	—	887,473	213,733	291,100	n/a	30,174	1,843,141
	2016	408,085	—	584,500	371,840	147,200	n/a	30,134	1,541,759
	2015	404,346	—	562,326	330,157	273,298	n/a	34,516	1,604,643
Jeffrey D. Frank Senior Vice President, Global Product Strategy	2017	337,300	—	654,987	135,788	186,700	n/a	37,662	1,352,437
	2016	328,123	—	365,325	232,400	94,500	n/a	39,205	1,059,553
	2015	330,481	—	401,656	235,826	178,708	n/a	34,893	1,181,564
Travis D. Merrill(9) President, Commercial Business Unit	2017	339,646	—	805,009	135,788	220,600	n/a	28,537	1,529,580
Thomas A. Surran(10) Former Senior Vice President, Chief Operating Officer	2017	497,672	—	1,624,984	377,183	—	n/a	248,017	2,747,856
	2016	502,438	—	949,876	604,240	192,800	n/a	30,174	2,279,528
	2015	501,154	—	883,662	518,818	364,863	n/a	29,762	2,298,259

(1)

For Mr. Cannon, represents his guaranteed 2017 AIP payment of $350,000 and his one-time, cash payment of $3,146,869, which was intended to compensate him for the loss of unvested stock options scheduled to vest over the short term and other incentives he was granted pursuant to his employment with his previous employer and forfeited because of his joining the Company. For Mr. Teich, represents his pro-rated guaranteed AIP payment for 2017. For Mr. Harrison, represents the first of two recognition bonus payments for his role as interim Chief Financial Officer.

(2)

Represents the aggregate grant date fair value for time-based, market-based and performance-based RSUs, as applicable, granted in 2017, 2016 and 2015. The amounts reported in this column are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). For additional information regarding the calculation of the grant date fair value of the RSU awards, see Note 1 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017. For the market-based RSUs granted in 2015 and the market-based and performance-based RSUs granted in 2016, the likelihood of achieving the market conditions and performance criteria required for vesting were included in the determination of the grant date fair value of the RSUs.

For the performance-based RSUs granted in 2017, assuming that each NEO achieves the highest level of performance under the 2017 program, the values related to these awards in the 2017 Summary Compensation Table would double to $1,933,151, $879,985, $1,349,982, $1,040,008 and $1,040,008 for Messrs. Cannon, Harrison, DuChene, Frank and Merrill, respectively.

32	FLIR	2018 PROXY STATEMENT

COMPENSATION OF NAMED EXECUTIVE OFFICERS

(3)

Represents the aggregate grant date fair value for stock options granted in 2017, 2016 and 2015. In accordance with FASB ASC Topic 718, the aggregate grant date fair value for these awards is determined using the Black-Scholes option pricing model. For additional information regarding the calculation of the grant date fair value of the stock option awards, see Note 1 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

(4)

Represents amounts earned under our AIP with respect to the specified year. The 2017 AIP and performance metrics are described in the Compensation Discussion and Analysis under “Annual Incentive Compensation.”

(5)

Represents the aggregate change in actuarial present value of Mr. Teich’s accumulated benefit under the SERP during the years indicated. The Change in Pension Value in the table above is calculated on the basis of Minimum Retirement Benefit (as described in the Pension Benefits table on page 40), even though Mr. Teich had not achieved full eligibility for such benefits as of the end of each reporting year. According to the Compensation definition in the SERP, Mr. Teich’s Compensation decreased by $47,197 which results in a decrease in the actuarial present value of $458,776. Decreases in value are not recorded in the Summary Compensation Table and are instead recorded with a zero.

(6)

Represents actual cash expenses incurred by the Company and includes car allowances, Company matching contributions under our 401 (k) plan, group life insurance premiums, and other personal benefits. Details are described in the All Other Compensation Table shown below.

(7)	Mr. Cannon joined the Company on June 19, 2017, replacing Mr. Teich as the Company’s President and Chief Executive Officer.

(8)

Ms. Lowe joined the Company on November 27, 2017 as the Company’s Chief Financial Officer, replacing Mr. Harrison, who served as the Interim Chief Financial Officer upon the resignation of Mr. Singhi, effective July 31, 2017.

(9)	Mr. Merrill was not a NEO prior to 2017.

(10)	Mr. Surran resigned on September 30, 2017.

2018 PROXY STATEMENT	FLIR	33

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2017 All Other Compensation Table

The following table provides the components of the amounts shown for 2017 in the “All Other Compensation” column of the 2017 Summary Compensation Table.

Name	Car Allowance ($)	Company Contributions under 401(k) Plan ($)	Group Life Insurance Premiums ($)	Other Personal Benefits ($)		Total ($)
James J. Cannon	$9,692	$—	$1,115	$—		$10,807
Andrew C. Teich	12,462	9,000	3,880	151,326	(1)	176,668
Carol P. Lowe	1,385	—	366	—		1,751
Shane R. Harrison	18,000	9,000	959	—		27,959
Amit Singhi	10,731	9,000	1,953	—		21,684
Todd M. DuChene	18,000	9,000	3,174	—		30,174
Jeffrey D. Frank	18,000	9,000	7,636	3,026	(2)	37,662
Travis D. Merrill	18,000	9,000	1,087	450	(3)	28,537
Thomas A. Surran	13,846	9,000	4,336	220,835	(4)	248,017

(1)

Represents compensation for services as a Senior Advisor of $35,917 monthly from September through December 2017, COBRA premium subsidies for continuation of health insurance of $6,190, and a patent award payment of $1,468.

(2)	Represents airline club membership dues of $450 and a patent award payment of $2,576.

(3)	Represents airline club membership dues.

(4)	Represents severance related payments.

34	FLIR	2018 PROXY STATEMENT

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2017 Grants of Plan-Based Awards

The following Grants of Plan-Based Awards table provides information regarding non-equity incentive plan awards and equity-based awards granted to our NEOs during the year ended December 31, 2017. The equity-based awards were granted under the FLIR Systems, Inc. 2011 Stock Incentive Plan, while the non-equity incentive plan awards were granted under the FLIR Systems, Inc. 2012 Executive Bonus Plan.

			Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James J. Cannon		5/16/17	$—	$389,300	$778,600
	6/26/17(5)	5/16/17								59,372	35.17	$483,288
	6/26/17 (6)	5/16/17							14,219			477,047
	6/26/17 (7)	5/16/17							94,158			3,152,601
	6/26/17 (8)	5/16/17				—	28,810	57,620				966,576
Andrew C. Teich		2/8/17	—	948,900	1,897,800
	4/28/17(9)	4/19/17							32,025			1,166,671
Carol P. Lowe	11/27/17(10)	10/18/17							54,466			2,499,989
Shane R. Harrison		2/8/17	—	169,600	339,200
	4/28/17(2)	4/19/17								11,047	36.73	95,557
	4/28/17 (3)	4/19/17							2,672			94,990
	4/28/17 (4)	4/19/17				—	12,582	25,164				439,993
Amit Singhi		2/8/17	—	335,300	710,600
	4/28/17(2)	4/19/17								31,977	36.73	276,601
	4/28/17 (3)	4/19/17							7,735			274,979
	4/28/17 (4)	4/19/17				—	25,737	51,474				900,023
Todd M. DuChene		2/8/17	—	316,800	633,600
	4/28/17(2)	4/19/17								24,709	36.73	213,733
	4/28/17 (3)	4/19/17							5,977			212,482
	4/28/17 (4)	4/19/17					19,302	38,604				674,991
Jeffrey D. Frank		2/8/17	—	203,200	406,400
	4/28/17(2)	4/19/17								15,698	36.73	135,788
	4/28/17 (3)	4/19/17							3,797			134,983
	4/28/17 (4)	4/19/17				—	14,870	29,740				520,004
Travis D. Merrill		2/8/17	—	240,000	480,000
	4/28/17(2)	4/19/17								15,698	36.73	135,788
	4/28/17 (3)	4/19/17							3,797			134,983
	4/28/17 (4)	4/19/17				—	14,870	29,740				520,004
	10/27/17(11)	10/18/17							3,303			150,022
Thomas A. Surran		2/8/17	—	414,900	829,800
	4/28/17(2)	4/19/17								43,605	36.73	377,183
	4/28/17 (3)	4/19/17							10,548			374,981
	4/28/17 (4)	4/19/17				—	35,745	71,490				1,250,003

(1)

Represents the target awards under the AIP. The Compensation Committee approved the AIP grants on February 8, 2017, except for the target award for Mr. Cannon, which was approved on May 16, 2017. In connection with Mr. Merrill’s appointment as President of our Commercial Business Unit, his AIP grant was approved as amended on October 18, 2017. See the Annual Incentive Compensation section of Compensation Discussion and Analysis on page 21 for details on the AIP.

(2)

The Compensation Committee approved the stock option grants on April 19, 2017. The stock option grants were issued on April 28, 2017, which was the second trading day after the date of the Company’s public earnings announcement for the first quarter. These stock options vest over a three-year period, in three equal installments on April 28, 2018, 2019 and 2020. The grant date fair value is $8.65 per share, calculated in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair value of each stock option grant are disclosed in Note 1 to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)

The Compensation Committee approved the time-based RSU grants on April 19, 2017. The time-based RSU grants were issued on April 28, 2017, which was the second trading day after the date of the Company’s public earnings announcement for the first quarter. These time-based RSU grants vest over a three-year period, in three equal installments on April 28, 2018, 2019 and 2020. In accordance with FASB ASC Topic 718, the grant date fair value for these awards was $35.55, which was the closing market price of our Common Stock on the date of grant, discounted by the net present value of our quarterly dividends.

(4)

The Compensation Committee approved the performance-based RSU grants on April 19, 2017. The performance-based RSU grants were issued on April 28, 2017, which was the second trading day after the date of the Company’s public earnings announcement for the first quarter. These performance-based RSU grants vest on April 28, 2020 based on the Company’s non-GAAP adjusted operating margin performance from January 1, 2017 through December 31, 2019. The operating margin metric to be used to determine vesting for the performance-based RSUs is described in the Compensation Discussion and Analysis under

2018 PROXY STATEMENT	FLIR	35

COMPENSATION OF NAMED EXECUTIVE OFFICERS

“Long-Term Incentive Program.” The grant date fair value of $34.97 per performance-based RSU is calculated in accordance with FASB ASC Topic 718 based on the probable satisfaction of the performance conditions. The assumptions made in determining the grant date fair value of each performance-based RSU grant are disclosed in Note 1 to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

(5)

The Compensation Committee approved the stock option grant on May 16, 2017. The stock option grant was issued on June 26, 2017. This stock option grant will vest over a three-year period, in three equal installments on June 26, 2018, 2019 and 2020. The grant date fair value is $8.14 per share, calculated in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair value of each stock option grant are disclosed in Note 1 to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

(6)

The Compensation Committee approved the time-based RSU grant on May 16, 2017. The time-based RSU grant was issued on June 26, 2017. This time-based RSU grant will vest over a three-year period, in three equal installments on June 26, 2018, 2019 and 2020. In accordance with FASB ASC Topic 718, the grant date fair value for this award was $33.55, which was the closing market price of our Common Stock on the date of grant, discounted by the net present value of our quarterly dividends.

(7)

The Compensation Committee approved the time-based RSU grant on May 16, 2017. The time-based RSU grant was issued on June 26, 2017. This time-based RSU grant will vest over a three-year period, in three installments on December 6, 2018, 2019 and 2020. In accordance with FASB ASC Topic 718, the grant date fair value for this award was $33.48, which was the closing market price of our Common Stock on the date of grant, discounted by the net present value of our quarterly dividends.

(8)

The Compensation Committee approved the performance-based RSU grants on May 16, 2017. The performance-based RSU grants were issued on June 26, 2017. These performance-based RSU grant vest on April 28, 2020 based on the Company’s non-GAAP adjusted operating margin performance from January 1, 2017 through December 31, 2019. The operating margin metric to be used to determine vesting for the performance-based RSUs is described in the Compensation Discussion and Analysis under “Long-Term Incentive Program.” The grant date fair value of $33.55 per performance-based RSU is calculated in accordance with FASB ASC Topic 718 based on the probable satisfaction of the performance conditions. The assumptions made in determining the grant date fair value of each performance-based RSU grant are disclosed in Note 1 to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

(9)

The Compensation Committee approved the time-based RSU grant on April 19, 2017. The time-based RSU grant was issued on April 28, 2017. This time-based RSU grant vested in eight installments monthly from May 28, 2017 through December 28, 2017. In accordance with FASB ASC Topic 718, the grant date fair value for this award was $36.43, which was the closing market price of our Common Stock on the date of grant, discounted by the net present value of our quarterly dividends.

(10)

The Compensation Committee approved the time-based RSU grant on October 18, 2017. The time-based RSU grant was issued on November 27, 2017. This time-based RSU grant will vest over a three-year period, in three installments on November 27, 2018, 2019 and 2020. In accordance with FASB ASC Topic 718, the grant date fair value for this award was $45.90, which was the closing market price of our Common Stock on the date of grant, discounted by the net present value of our quarterly dividends.

(11)

The Compensation Committee approved the time-based RSU grant on October 18, 2017. The time-based RSU grant was issued on October 27, 2017. This time-based RSU grant will cliff vest on the third anniversary of the grant date on October 27, 2020. In accordance with FASB ASC Topic 718, the grant date fair value for this award was $45.42, which was the closing market price of our Common Stock on the date of grant, discounted by the net present value of our quarterly dividends.

36	FLIR	2018 PROXY STATEMENT

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Outstanding Equity Awards at Fiscal Year-End 2017

The following Outstanding Equity Awards at Fiscal Year-End 2017 table summarizes the equity awards we have made to our NEOs, which were outstanding as of December 31, 2017.

	Option Awards					Stock Awards
									Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Been Vested (#)		Market Value of Shares or Units of Stock That Have Not Been Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
James J. Cannon	—	59,372	(12)	$35.17	6/26/27
						14,219	(13)	$662,890
						94,158	(14)	4,389,646
									28,810	(15)	$1,343,122
Andrew C. Teich	—	83,990	(2)	31.15	4/28/25
	—	170,667	(3)	30.75	4/28/26
						18,073	(5)	842,563
						33,970	(6)	1,583,681
									36,328	(8)	1,693,611
									16,883	(9)	787,085
									17,403	(10)	811,328
Carol P. Lowe						54,466	(16)	2,539,205
Shane R. Harrison	10,165	—		33.86	4/29/24
	13,123	6,562	(2)	31.15	4/28/25
	9,333	18,667	(3)	30.75	4/28/26
	—	11,047	(4)	36.73	4/28/27
						1,412	(5)	65,827
						3,716	(6)	173,240
						2,672	(7)	124,568.6
									2,838	(8)	132,308
									1,846	(9)	86,061
									1,903	(10)	88,718
									12,582	(11)	586,573
Amit Singhi (19)
Todd M. DuChene	45,000	15,000	(17)	32.51	10/28/24
	36,745	18,373	(2)	31.15	4/28/25
	21,333	42,667	(3)	30.75	4/28/26
	—	24,709	(4)	36.73	4/28/27
						3,750	(18)	174,825
						3,954	(5)	184,335
						8,492	(6)	395,897
						5,977	(7)	278,648
									7,946	(8)	370,443
									4,220	(9)	196,736
									4,350	(10)	202,797
									19,302	(11)	899,859
Jeffrey D. Frank	3,800	—		34.31	4/28/18
	3,542	—		25.64	5/5/19
	6,748	—		22.30	5/1/22
	4,130	—		31.89	7/29/23
	28,600	—		33.86	4/29/24
	26,246	13,124	(2)	31.15	4/28/25
	13,333	26,667	(3)	30.75	4/28/26
	—	15,698	(4)	36.73	4/28/27
						2,824	(5)	131,655
						5,308	(6)	247,459
						3,797	(7)	177,016
									5,676	(8)	264,615
									2,638	(9)	122,984
									2,719	(10)	126,760
									14,870	(11)	693,239

2018 PROXY STATEMENT	FLIR	37

COMPENSATION OF NAMED EXECUTIVE OFFICERS

	Option Awards					Stock Awards
									Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Been Vested (#)		Market Value of Shares or Units of Stock That Have Not Been Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Travis D. Merrill	18,900	—		33.86	4/29/24
	20,997	10,499	(2)	31.15	4/28/25
	13,333	26,667	(3)	30.75	4/28/26
	—	15,698	(4)	36.73	4/28/27
						2,259	(5)	105,315
						5,308	(6)	247,459
						3,797	(7)	177,016
									4,541	(8)	211,701
									2,638	(9)	122,984
									2,719	(10)	126,760
									14,870	(11)	693,239
						3,303	(20)	153,986
Thomas A. Surran (19)

(1)	Based on the closing market price of our Common Stock as of December 29, 2017 ($46.62), as reported on NASDAQ.

(2)	Time-based stock options granted on April 28, 2015 that will vest on April 29, 2018.

(3)	Time-based stock options granted on April 28, 2016 that will vest in two equal installments on April 28, 2018 and 2019.

(4)	Time-based stock options granted on April 28, 2017 that will vest in three equal installments on April 28, 2018, 2019 and 2020.

(5)	Time-based RSUs granted on April 28, 2015 that will vest on April 29, 2018.

(6)	Time-based RSUs granted on April 28, 2016 that will vest in two equal installments on April 28, 2018 and 2019.

(7)	Time-based RSUs granted on April 28, 2017 that will vest in three equal installments on April 28, 2018, 2019 and 2020.

(8)

Market-based RSUs granted on April 28, 2015 that will vest on May 1, 2018 based on the Company’s relative TSR performance versus the S&P 500 for the three-year period beginning May 1, 2015. This amount represents the target number of shares. The maximum number of shares that can be earned is 200% of the target number of shares.

(9)

Performance-based RSUs granted on April 28, 2016 that will vest on May 1, 2019 based on the Company’s return on invested capital (“ROIC”) performance for the three-year period beginning January 1, 2016. This amount represents the target number of shares. The maximum number of shares that can be earned is 200% of the target number of shares.

(10)

Market-based RSUs granted on April 28, 2016 that will vest on May 1, 2019 based on the Company’s relative TSR performance versus the S&P 500 for the three-year period beginning May 1, 2016. This amount represents the target number of shares. The maximum number of shares that can be earned is 200% of the target number of shares.

(11)

Performance-based RSUs granted on April 28, 2017 that will vest on April 28, 2020 based on the Company’s non-GAAP adjusted operating margin performance for the three-year period beginning January 1, 2017. This amount represents the target number of shares. The maximum number of shares that can be earned is 200% of the target number of shares.

(12)	Time-based stock options granted on June 26, 2017 that will vest in three equal installments on June 26, 2018, 2019 and 2020.

(13)	Time-based RSUs granted on June 26, 2017 that will vest in three equal installments on June 26, 2018, 2019 and 2020.

(14)	Time-based RSUs granted on June 26, 2017 that will vest in three equal installments on December 6, 2018, 2019 and 2020.

(15)

Performance-based RSUs granted on June 26, 2017 that will vest on April 28, 2020 based on the Company’s non-GAAP adjusted operating margin performance for the three-year period beginning January 1, 2017. This amount represents the target number of shares. The maximum number of shares that can be earned is 200% of the target number of shares.

(16)	Time based RSUs granted on November 27, 2017 that will vest in three equal installments on November 27, 2018, 2019 and 2020.

(17)	Time-based stock options granted on October 28, 2014 that will vest on October 28, 2018.

(18)	Time-based RSUs granted on October 28, 2014 that will vest on October 28, 2018.

(19)	Messrs. Singhi and Surran had no outstanding equity awards at December 31, 2017.

(20)	Time-based RSUs granted on October 27, 2017 that will vest on October 27, 2020.

38	FLIR	2018 PROXY STATEMENT

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2017 Option Exercises and Stock Vested

The following Option Exercises and Stock Vested table provides additional information about the value realized by our NEOs on the exercise of outstanding stock options and the vesting of RSUs during the year ended December 31, 2017.

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
James J. Cannon	—	$—	—		$—
Andrew C. Teich	953,961	7,913,369	80,217	(3)	3,087,042
Carol P. Lowe	—	—	—		—
Shane R. Harrison	—	—	4,048		149,231
Amit Singhi	42,366	401,450	4,777		175,459
Todd M. DuChene	—	—	11,949		477,450
Jeffrey D. Frank	8,260	108,469	7,677	(4)	283,232
Travis D. Merrill	—	—	6,712		247,547
Thomas A. Surran	365,255	3,013,380	48,540		1,919,501

(1)

The value realized upon exercise represents the difference between the exercise price per share of the stock option and the sales price or the fair market value of each share of our Common Stock multiplied by the number of shares exercised. The exercise price of each stock option was equal to the closing price of our Common Stock as reported on NASDAQ on the date of grant.

(2)	The value realized on vesting was determined by multiplying the number of RSUs vesting by the closing price of our Common Stock as reported on NASDAQ on the vesting date.

(3)	Included are 18,073 shares that vested on April 29, 2017 for which distribution has been deferred until June 1, 2019. The total value realized on vesting of these deferred units is $668,340.

(4)	Included are 2,824 shares that vested on April 29, 2017 for which distribution has been deferred until June 1, 2020. The total value realized on vesting of these deferred units is $104,432.

2018 PROXY STATEMENT	FLIR	39

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2017 Pension Benefits

The following Pension Benefits table provides the present value of the accumulated benefits payable to each of our NEOs under our SERP. Mr. Teich is the only participant in the SERP.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
James J. Cannon	n/a	n/a	n/a	n/a
Andrew C. Teich	SERP	16	$5,923,111	—
Carol P. Lowe	n/a	n/a	n/a	n/a
Shane R. Harrison	n/a	n/a	n/a	n/a
Amit Singhi	n/a	n/a	n/a	n/a
Todd M. DuChene	n/a	n/a	n/a	n/a
Jeffrey D. Frank	n/a	n/a	n/a	n/a
Travis D. Merrill	n/a	n/a	n/a	n/a
Thomas A. Surran	n/a	n/a	n/a	n/a

(1)

The assumptions made in determining the present value of the accumulated benefit are disclosed in Note 16 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

Under the SERP, there are two methods for calculating retirement benefits: (1) Retirement Benefit and (2) Minimum Retirement Benefit. Under the Retirement Benefit method, a participant who terminates is entitled to receive his vested account balance in a lump sum payable within 60 days after the date of termination. Under the Minimum Retirement Benefit method, a participant is entitled to receive a lump sum payment equal to 118% of the present value of a hypothetical stream of installments payable annually for 20 years, with each payment equal to 25% of the greater of (A) the participant’s cash compensation earned during his final 12 full months of employment, (B) the average of the participant’s two highest full calendar years of cash compensation, or (C) the participant’s highest cash compensation received in any one of the five full calendar years preceding Normal Retirement, as defined below. Under certain circumstances defined below, participants are eligible to receive the greater of the Retirement Benefit or the Minimum Retirement Benefit. The present value of accumulated benefits in the table above is calculated on the basis of Minimum Retirement Benefit even though Mr. Teich has not fully achieved eligibility for such benefits.

Mr. Teich’s account is in an unfunded retirement account and is credited with an amount equal to 10% of his cash compensation during each plan year. Cash compensation is defined as salary plus annual incentive payments. The retirement account earns interest at the prime interest rate plus 2%. Vesting in the retirement account is based upon the age of the participant and increases annually with full vesting provided at the earlier of age 60 or after 10 years of service. Mr. Teich is 100% vested.

Upon Normal Retirement, death or disability, Mr. Teich will be entitled to receive the greater of his Retirement Benefit or his Minimum Retirement Benefit.

The SERP defines Normal Retirement as termination of employment with the Company at or after age 60. There are early retirement provisions in the SERP established based upon termination of employment at or after age 55 with at least five full years of service. Under these early retirement provisions, the participant is eligible to receive the Minimum Retirement Benefit; however, benefits are reduced by 6% for each year prior to age 60 in which the termination occurs. If a participant is eligible for early retirement and terminates within two years of a change of control, the 6% reduction above shall not apply and the benefit will be increased by 5% for each year, or partial year, that the participant’s age at termination is less than 60.

Due to his retirement from the Company, Mr. Teich’s SERP account balance in the amount of $5,931,480 was distributed to him in March 2018.

40	FLIR	2018 PROXY STATEMENT

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2017 Non-Qualified Deferred Compensation

The following Non-Qualified Deferred Compensation table provides information regarding the contributions made and the aggregate earnings recognized during the year ended December 31, 2017, and the account balances as of December 31, 2017 for our NEOs under the NQDC plan and the stock deferral plan.

Name	Executive Contributions ($)		Registrant Contributions ($)	Aggregate Earnings (Loss) ($)(1)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31 ($)
James J. Cannon	$—		$—	$—		$—	$—
	—		—	—		—	—
Andrew C. Teich	583,636	(2)	—	455,227	(3)	—	3,079,152
	668,340	(4)	—	381,975	(5)	—	1,711,628
Carol P. Lowe	—		—	—		—	—
	—		—	—		—	—
Shane R. Harrison	39,100		—	16,263		—	123,310
	—		—	—		—	—
Amit Singhi	—		—	—		—	—
	—		—	—		—	—
Todd M. DuChene	—		—	—		—	—
	—		—	—		—	—
Jeffrey D. Frank	186,585	(2)	—	68,573	(3)	—	650,609
	104,432	(6)	—	59,675	(5)	—	267,410
Travis D. Merrill	—		—	—		—	—
	—		—	—		—	—
Thomas A. Surran	—		—	—		—	—
	—		—	—		—	—

(1)	These amounts are not reported in the 2017 Summary Compensation Table on page 32.

(2)	These amounts are reported as Salary or Non-Equity Incentive Plan Compensation in the 2017 Summary Compensation Table on page 32.

(3)	Earnings from the NQDC plan.

(4)	Includes 18,073 RSUs that vested on April 29, 2017.

(5)	Earnings from the stock deferral plan.

(6)	Included are 2,824 shares that vested on April 29, 2017.

We implemented the NQDC plan in order to provide highly compensated employees with an additional savings option. NEOs can defer up to 50% of salary and up to 100% of AIP compensation. Participants elect the timing and method of distribution during the annual enrollment period. Distribution options include a lump sum or annual installments. The deferred compensation and investment earnings are held as a Company asset within a rabbi trust. Participants have a menu of market-based investment options from which to choose to invest their contributions.

In addition, we have a Stock Deferral Plan that provides highly compensated employees the ability to defer the receipt of RSUs after vesting. Participants may elect to defer the distribution for up to 10 years from the grant date and must make the election to defer in accordance with Section 409A of the Code.

2018 PROXY STATEMENT	FLIR	41

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Potential Payments upon Termination or Change of Control

We entered into certain agreements and maintain certain plans that will require us to provide compensation to our NEOs in the event of a termination of employment or a termination in connection with a change of control of the Company. The following tables show potential payments to our NEOs assuming a December 31, 2017 termination date and, where applicable, using the closing market price of our Common Stock as of December 29, 2017 of $46.62, as reported on NASDAQ.

James J. Cannon
Executive Benefits and Payments Upon Termination	Termination without cause or Resignation for Good Reason / Constructive Termination	Termination due to death or disability	Termination without cause or Resignation for Good Reason / Constructive Termination in connection with a Change in Control
Severance payment (1)	$1,450,000	$725,000	$2,900,000
Continued health coverage (2)	25,925		39,795
Accelerated vesting (3)	7,075,467		7,075,467
Total	$8,551,392	$725,000	$10,015,262

Carol P. Lowe
Executive Benefits and Payments Upon Termination	Termination without cause or Resignation for Good Reason / Constructive Termination	Termination without cause or Resignation for Good Reason / Constructive Termination in connection with a Change in Control
Severance payment (4)	$1,202,500	$2,405,000
Continued health coverage (2)	21,951	33,694
Accelerated vesting (3)	2,539,205	2,539,205
Total	$3,763,656	$4,977,899

Shane R. Harrison
Executive Benefits and Payments Upon Termination	Termination without cause or Resignation for Good Reason / Constructive Termination	Termination without cause or Resignation for Good Reason / Constructive Termination in connection with a Change in Control
Severance payment (5)	$452,160	$745,673
Continued health coverage (2)	26,981	41,415
Accelerated vesting (6)	870,650	1,764,310
Total	$1,349,791	$2,551,398

42	FLIR	2018 PROXY STATEMENT

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Todd M. DuChene
Executive Benefits and Payments Upon Termination	Termination without cause or Resignation for Good Reason / Constructive Termination	Termination without cause or Resignation for Good Reason / Constructive Termination in connection with a Change in Control
Severance payment (5)	$739,200	$1,085,729
Continued health coverage (2)	23,631	36,237
Accelerated vesting (6)	2,451,082	4,120,917
Total	$3,213,913	$5,242,919

Jeffrey D. Frank
Executive Benefits and Payments Upon Termination	Termination without cause or Resignation for Good Reason / Constructive Termination	Termination without cause or Resignation for Good Reason / Constructive Termination in connection with a Change in Control
Severance payment (5)	$541,920	$978,590
Continued health coverage (2)	23,505	36,081
Accelerated vesting (6)	1,337,616	2,545,214
Total	$1,903,041	$3,559,885

Travis D. Merrill
Executive Benefits and Payments Upon Termination	Termination without cause or Resignation for Good Reason / Constructive Termination	Termination without cause or Resignation for Good Reason / Constructive Termination in connection with a Change in Control
Severance payment (5)	$640,000	$812,617
Continued health coverage (2)	23,631	36,273
Accelerated vesting (6)	1,424,654	2,579,338
Total	$2,088,285	$3,428,228

(1)

Severance Payment: In the event that Mr. Cannon’s employment is involuntarily terminated by the Company without cause or the employee resigns for Good Reason/Constructive Termination, he will be entitled to continuation of base salary for one year and a lump sum payment equal to his AIP target. In the event Mr. Cannon’s employment is involuntarily terminated by the Company in connection with a change of control, he will be entitled to a lump sum payment equal to 200% of his base salary and target AIP.

(2)

Post-Termination Health Care Benefits: In the event the NEO’s employment is involuntarily terminated by the Company without cause or the employee resigns for Good Reason/Constructive Termination, the NEO will be reimbursed for health coverage costs under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended COBRA, for a period of 12 months. In the event an NEO’s employment is involuntarily terminated by the Company in connection with a change of

2018 PROXY STATEMENT	FLIR	43

COMPENSATION OF NAMED EXECUTIVE OFFICERS

control, the NEO and the NEO’s family are entitled to health care benefits equal to what they received while the NEO was employed by the Company for 18 months after termination. The calculations assume an annual increase in healthcare premiums of 10%.

(3)

Stock Options and RSUs: In the event an NEO’s employment is involuntarily terminated by the Company without cause, the employee resigns for Good Reason/Constructive Termination or is involuntarily terminated by the Company in connection with a change of control, the NEO will be entitled to immediate vesting on all unvested equity awards. For unvested market-based and performance-based RSUs, the target number of underlying shares will remain subject to the market-based and performance-based criteria. Once the performance period has completed, the number of earned market-based and performance-based RSUs will be determined. The value in the table assumes that the target number of shares will be earned. See the “Outstanding Equity Awards at Fiscal Year-End 2017” table for additional details.

(4)

Severance Payment: In the event Ms. Lowe’s employment is involuntarily terminated by the Company without cause or the employee resigns for Good Reason/Constructive Termination, she will be entitled to payments for one year that are equal to the sum of her base salary and target AIP. In the event Ms. Lowe’s employment is involuntarily terminated by the Company in connection with a change of control, she will be entitled to a lump sum payment equal to her base salary and actual AIP for the two most recent taxable years ending before the date upon which the change of control occurred.

(5)

Severance Payment: In the event the NEO’s employment is involuntarily terminated by the Company without cause or the employee resigns for Good Reason/Constructive Termination, the NEO will be entitled to payments for one year that are equal to the sum of the NEO’s base salary and target AIP. In the event the NEO’s employment is involuntarily terminated by the Company in connection with a change of control, the NEO will be entitled to a lump sum payment equal to 200% of the NEO’s base salary and target AIP.

(6)

Stock Options and RSUs: In the event an NEO’s employment is involuntarily terminated by the Company without cause or the employee resigns for Good Reason/Constructive Termination, the NEO will be entitled to immediate vesting on all unvested equity awards, the vesting of which depends merely on the satisfaction of a service obligation by the NEO. In the event an NEO’s employment is involuntarily terminated by the Company in connection with a change of control, the NEO will be entitled to immediate vesting on all unvested equity awards. For unvested market-based and performance-based RSUs, the target number of underlying shares will remain subject to the market-based and performance-based criteria. Once the performance period has completed, the number of earned market-based and performance-based RSUs will be determined. The value in the table assumes that the target number of shares will be earned. See the “Outstanding Equity Awards at Fiscal Year-End 2017” table for additional details.

Termination or Change of Control Payments

We have change of control agreements with each of our NEOs.

For change of control benefits to be paid, a change of control must have occurred and the NEO must be involuntarily terminated within a specific period of time prior to or following the change of control event (i.e., between 60 days prior to and 180 days after the event). In such circumstances, the agreements provide for the following benefits: (a) immediate vesting of any unvested equity awards, (b) for Mr. Cannon and Ms. Lowe a payment equal to two hundred percent (200%) of the sum of the NEO’s annual base salary and target annual incentive compensation in effect as of the day before the change of control and for Messrs. DuChene, Frank, Merrill & Harrison a payment equal to the sum of the NEO’s base salary and AIP for the two most recent taxable years ending before the date upon which the change of control occurred, and (c) continuation of health benefits for a maximum period of 18 months. If the payment would result in a “parachute payment” within the meaning of Section 280G under the United States Internal Revenue Code, then benefits will be reduced so that the payment would be $1.00 less than the amount that would cause the payments to be subject to excise tax. The change of control benefits described above are contingent on the NEO signing and not revoking a release of claims in a form satisfactory to the Company. Each change of control agreement has a term ending December 31, 2018 and will renew for successive one-year periods unless we provide notice of non-renewal as provided therein. Any severance payments or benefits received under the NEO’s employment agreement or employer offer letter, as applicable, will offset payments or benefits payable under the change of control agreement.

Termination without Cause and with Good Reason

Cannon Employment Agreement. The employment agreement for Mr. Cannon provides for the following benefits due to the Company not renewing his employment agreement, an involuntary termination without cause or a termination for good reason, subject to his execution of a release and separation agreement:

•	continued payments of his base salary in effect at the time of such termination for a period equal to the greater of 12 months or the remaining term of his employment agreement,

•	payment or reimbursement for the premiums cost of any continued health coverage elected by Mr. Cannon under COBRA for a period of up to 12 months following the termination date,

44	FLIR	2018 PROXY STATEMENT

COMPENSATION OF NAMED EXECUTIVE OFFICERS

•	an annual bonus of not less than one year’s base salary for the year in which such termination occurs, and

•	immediate vesting acceleration of all equity awards granted to him.

In addition, if Mr. Cannon’s employment terminates because of his death or disability, Mr. Cannon’s employment agreement provides that his estate or designated beneficiary will be entitled to an amount equal to his annual base salary.

Lowe Employment Agreement. The employment offer letter for Ms. Lowe provides for the following benefits due to an involuntary termination without cause or a termination for good reason, subject to execution of a release and separation agreement:

•	continued payments of base salary in effect at the time of such termination for a period of 12 months,

•	an annual bonus payment for the year in which such termination occurs in an amount not less than 85% of base salary,

•	payment or reimbursement for the premiums cost of any continued health coverage under COBRA for a period of 12 months following the termination date, and

•	continued vesting for all equity awards for a period of 12 months following the date of termination.

Senior Executive Severance Plan. The severance plan as it applies to Messrs. DuChene, Frank, Harrison, and Merrill provides for the following benefits due to an involuntary termination without cause or a constructive termination, subject to execution of a release and separation agreement and compliance with the non-competition, non-solicitation, and non-disparagement restrictive covenants through the one-year anniversary of the termination date:

•	continued payments of base salary in effect at the time of such termination for a period of 12 months,

•	an annual bonus payment for the year in which such termination occurs in an amount equal to the target bonus for the year of termination, and

•	immediate vesting acceleration of all time-based equity awards and “banked” performance-based equity awards which only depend on additional service for vesting.

In addition, the severance plan provides that, if any payment or benefits to a severance plan participant (including the payments and benefits under the severance plan) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and would therefore be subject to an excise tax under Section 4999 of the Internal Revenue Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax, or

(2) not reduced, whichever, after taking into account all applicable federal, state and local income taxes and the excise tax, results in the participant’s receipt, on an after-tax basis, of the greater payments and benefits.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, James J. Cannon.

For 2017, our last completed fiscal year:

•	The median of the annual total compensation of all employees of the company (other than the CEO) was $79,263; and

•

The annual total compensation of our CEO was $11,290,574. This amount equals the CEO’s compensation as reported in the “Summary Compensation Table” plus an additional amount that reflects the annualizing of his base salary, non-equity incentive plan compensation, and annual long-term equity award for 2017 consistent with the applicable U.S. Securities and Exchange Commission guidance.

Based on this information, for 2017, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 142 to 1 (the “2017 Pay Ratio”). The provided pay ratio is a reasonable estimate calculated in accordance with Item 402(u) of Regulation S-K.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions that we used were as follows:

•	We selected December 1, 2017 (which is a date within the last 3 months of our last completed fiscal year) as the date upon which we would identify the “median employee”.

•	To identify the “median employee” from our employee population, we use total target cash compensation plus grant date value of equity awards for January 1 through December 31, 2017.

In light of the additional one-time cash and equity compensation that we paid to our CEO in 2017 in order to successfully recruit him to our Company, we expect the 2017 Pay Ratio to be significantly higher than the CEO pay ratio in future years when we are not providing compensation to recruit a new Chief Executive Officer. Alternatively, if we were to exclude these one-time cash and equity compensation values, our CEO compensation would have been $4,991,104 and the resulting CEO pay ratio would have been 63 to 1.

2018 PROXY STATEMENT	FLIR	45

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

For 2017, each non-employee director was granted an annual grant of RSUs and stock options under the Company’s current stock incentive plan (currently the 2011 Stock Incentive Plan) based on a targeted dollar value. The stock options vested immediately upon grant while the RSUs fully vest approximately one year from the date of grant. The annual retainer amount for each non-employee director was $70,000 with an additional $100,000 retainer for the Chairman of the Board. In addition, each non-employee director receives an attendance fee of $1,500 for each meeting of the Board of Directors attended, and reimbursement for out-of-pocket and travel expenses incurred in attending Board meetings. The retainers for the Board’s committees were: the Chairman of the Audit Committee received a $15,000 annual retainer, the Chairman of the Compensation Committee received a $9,000 annual retainer and the Chairman of the Corporate Governance Committee received a $7,000 annual retainer. Each non-employee director who served on the Audit Committee (other than the Chairman) received a $7,000 annual retainer, each non-employee director who served on the Compensation or Corporate Governance Committees (other than the Chairmen of such Committees)

received an annual retainer of $4,000.

Beginning in 2018, the annual retainer amount is $75,000 with no additional fee for meeting attendance, and reimbursement for out-of-pocket and travel expenses. The Retainers for the Board’s committees are: The Chairman of each of the Audit Committee and Compensation Committee receives a $20,000 annual retainer and the Chairman of the Corporate Governance Committee receives a $15,000 annual retainer. Each member (other than a committee chair) of a Board committee (other than the Ethics and Compliance Committee) receives a $10,000 annual retainer. In addition, each non-employee director will receive an annual grant of RSUs having a grant date value of $160,000 vesting one year from the date of grant.

The table below summarizes the compensation paid by us to our non-employee directors during the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Earl R. Lewis	$182,000	$75,437	$75,006	$332,443
John D. Carter	87,500	75,437	75,006	237,943
William W. Crouch	93,000	75,437	75,006	243,443
Catherine A. Halligan	90,750	75,437	75,006	241,193
Angus L. Macdonald	106,500	75,437	75,006	256,943
Michael T. Smith	107,750	75,437	75,006	256,693
Cathy A. Stauffer	89,000	75,437	75,006	239,443
Robert S. Tyrer	20,500	—	—	20,500
John W. Wood.	86,000	75,437	75,006	236,443
Steven E. Wynne	94,750	75,437	75,006	245,193

(1)

Represents the grant date fair value for time-based RSUs granted in 2017. In accordance with FASB ASC Topic 718, the value used to calculate the grant date fair value for these awards is the closing market price of our Common Stock on the date of grant, discounted by the net present value of quarterly dividends. For additional information regarding the calculation of the grant date fair value of the RSU awards, see Note 1 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017. The number of unvested RSUs outstanding at December 31, 2017 is 2,076 for each director.

(2)

Represents the grant date fair value for the stock options granted in 2017 at an exercise price of $36.73. In accordance with FASB ASC Topic 718, the grant date fair value for these awards is determined using the Black-Scholes option pricing model. For additional information regarding the calculation of the grant date fair value associated with the option awards, see Note 1 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017. Aggregate number of stock options outstanding at December 31, 2017 is as follows: Mr. Lewis - 983,406; Mr. Carter - 122,776; General Crouch - 109,176; Ms. Halligan - 49,306; Mr. Macdonald - 122,776; Mr. Smith - 133,976; Ms. Stauffer - 49,306; Mr. Wood - 122,776 and Mr. Wynne - 122,776. Mr. Tyrer had no options outstanding at December 31, 2017.

We require that our independent directors, within the later of five years from joining the Board or July 2017, hold shares of our Common Stock, restricted stock or stock options in an amount equal in value to no less than four times the average of the annual cash retainer for Board (but not committee) service during the immediately preceding five-year period. All of our independent directors are currently in compliance with this stock ownership policy.

46	FLIR	2018 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans.

	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)(3)
Equity Compensation Plans Approved by Shareholders(4)	5,223,124	$29.66	6,974,519

(1)

Excludes purchase rights accruing under the Company’s 2009 Employee Stock Purchase Plan (the “Purchase Plan”). Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at semi-annual intervals at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the enrollment date for the offering period in which that semi-annual purchase date occurs, or (ii) the fair market value of the Common Stock on the semi-annual purchase date.

(2)	The calculation of weighted average exercise price does not include RSUs.

(3)	Includes shares available for future issuance under the Purchase Plan. As of December 31, 2017, an aggregate of 2,978,151 shares of Common Stock were available for issuance under the Purchase Plan.

(4)

Consists of the Company’s 2002 Stock Incentive Plan, 2011 Stock Incentive Plan and the Purchase Plan. In addition, there were 2,826 shares subject to stock options that were assumed in connection with the acquisition of ICx Technologies, Inc., as of December 31, 2017. The average exercise price of these options was $26.68.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers, and beneficial owners of more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are also required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of the copies of such reports received by it with respect to fiscal year 2017, or written representations from certain reporting persons, the Company believes that except as noted below, no director, officer or beneficial owner of more than 10% of the outstanding Common Stock of the Company failed to file on a timely basis the reports required under Section 16(a) of the Exchange Act during 2017. The Company failed to file timely Form 3s for each of Paul G. Sale and Robert S. Tyrer which forms were filed on June 5, 2017 and November 2, 2017, respectively.

2018 PROXY STATEMENT	FLIR	47

STOCK OWNED BY MANAGEMENT

STOCK OWNED BY MANAGEMENT

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s Common Stock as of February 14, 2018 by: (i) each of the Company directors, (ii) each of the Company’s

NEOs, and (iii) all directors and executive officers as a group. The Company believes that each of the following shareholders has sole voting and investment power with respect to the shares beneficially owned by such shareholder.

Name	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Outstanding
Earl R. Lewis	1,703,611	1%
John D. Carter	155,241	*
William W. Crouch	117,906	*
Catherine A. Halligan	53,843	*
Angus L. MacDonald	133,509	*
Michael T. Smith	228,357	*
Cathy A. Stauffer	51,446	*
Robert S. Tyrer	—	—
John W. Wood, Jr.	141,841	*
Steven E. Wynne	138,449	*
James J. Cannon	—	—
Todd M. DuChene	185,348	*
Jeffrey D. Frank	127,771	*
Shane R. Harrison	69,269	*
Carol P. Lowe	—	—
Travis D. Merrill	100,120	*
Amit Singhi	9,707	*
Thomas A. Surran	294	*
Andrew C. Teich	5,435	*
Directors and executive officers as a group (21 persons)	3,222,525	2%

*	Less than one percent (1%)

(1)

Applicable percentage of ownership is based on 138,919,705 shares of FLIR Common Stock outstanding as of February 14, 2018. Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. None of the shares held by our directors or NEOs are pledged as security. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from February 14, 2018 and upon the vesting of RSU awards within 60 days from February 14, 2018 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The numbers of shares listed in the table above include shares that are issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days from February 14, 2018 and upon the vesting of RSU awards within 60 days of February 14, 2018, as follows: Mr. Lewis—983,406; Mr. Carter—122,776; General Crouch—109,176; Ms. Halligan—49,306; Mr. Macdonald— 122,776; Mr. Smith—133,976; Ms. Stauffer—49,306; Mr. Wood—122,776; Mr. Wynne—122,776; Mr. DuChene— 179,118; Mr. Frank—126,190; Mr. Harrison—57,850; Mr. Merrill—90,396; Mr. Singhi—127,100; Mr. Surran—0; Mr. Teich—0; and all directors and executive officers as a group—3,285,689.

48	FLIR	2018 PROXY STATEMENT

STOCK OWNED BY PRINCIPAL SHAREHOLDERS

STOCK OWNED BY PRINCIPAL SHAREHOLDERS

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s Common Stock by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock as of December 31,

2017. Except as otherwise indicated, the Company believes that each of the following shareholders has sole voting and investment power with respect to the shares beneficially owned by such shareholder.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Outstanding
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	14,203,200	10%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10022	9,950,564	7%

(1)	Applicable percentage of ownership is based on 138,868,926 shares of FLIR Common Stock outstanding as of December 31, 2017.

(2)

This information as to beneficial ownership is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2018. The Schedule 13G/A states that, as of December 31, 2017, The Vanguard Group is the beneficial owner of 14,203,200 shares of Common Stock as to which The Vanguard Group has sole dispositive power over 13,983,787 of such shares and shared dispositive power over 219,413 of such shares. The Vanguard Group has sole voting power over 195,481 shares and shared voting power over 37,341 shares.

(3)

This information as to beneficial ownership is based on a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 29, 2018. The Schedule 13G/A states that, as of December 31, 2017, Blackrock, Inc. is the beneficial owner of 9,950,564 shares of Common Stock as to which Blackrock, Inc. has sole dispositive power over 9,950,564 of such shares and sole voting power over 8,736,312 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions with related persons during the year ended December 31, 2017. The Company’s Corporate Governance Principles adopted by the Board of Directors provide that neither the Company nor any individual shall enter into a related party transaction unless it has been reviewed and approved or ratified by the Audit Committee. A “related party transaction” for these purposes is defined as a transaction for which disclosure would be required pursuant to Item 404 of Regulation S-K.

2018 PROXY STATEMENT	FLIR	49

PROPOSAL 1

PROPOSAL 1:

ELECTION OF DIRECTORS

The Company’s Board of Directors has eleven members, and all director nominees will stand for election to a one-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy FOR the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the number of directors constituting the Board of Directors may be reduced prior to the Annual Meeting or the proxies may be voted for the election of such other person as the Board of Directors may recommend.

50	FLIR	2018 PROXY STATEMENT

PROPOSAL 2

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND RELATED INFORMATION

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed KPMG LLP to act as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018, subject to the ratification of such appointment by the Company’s shareholders. KPMG LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2017.

Recommendations of the Audit Committee and the Board of Directors

Each of the Audit Committee and the Board of Directors unanimously recommends that shareholders vote FOR the ratification of the appointment of the independent registered public accounting firm. If a quorum is present, this proposal will be approved if the number of votes cast FOR the proposal exceeds the number of votes cast AGAINST the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will have no effect on the determination of the outcome of this proposal. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

A representative of KPMG LLP, who is expected to be present at the Annual Meeting, will be given the opportunity to make a statement and will be available to respond to appropriate questions at the Annual Meeting.

Fees Paid to KPMG LLP

All services to be provided by KPMG LLP are required to be, and in 2017 and 2016 were, approved by the Audit Committee in advance. The audit and audit-related services are approved annually. With respect to services other than audit and audit-related services, at least annually, the independent registered public accounting firm submits to the Audit Committee, for its approval, anticipated engagements for the ensuing year, either at the time that the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit Committee’s regularly scheduled meetings, the independent registered public accounting firm presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval prior to the next regularly scheduled meeting of the Audit Committee, KPMG LLP must contact the Chairman of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.

The aggregate fees for professional services rendered by KPMG LLP for the fiscal years ended December 31, 2017 and 2016 were as follows:

	Years Ended December 31,
	2017	2016
Audit Fees	$2,459,000	$2,625,000
Audit-Related Fees	3,000	32,000
Tax Fees	710,000	709,000
Other Fees	—	—
Total Fees	$3,172,000	$3,206,000

Audit Fees. Audit fees include fees for services rendered for the audit of the annual financial statements included in Annual Reports on Form 10-K, including audit procedures related to business acquisitions, the audit of internal control over financial reporting and the review of the quarterly financial statements included in Quarterly Reports on Form 10-Q. In addition, amounts include fees for statutory filings and audits, issuance of consents and assistance with and review of documents filed with the SEC. For 2016, audit fees included $160,000 incurred for that year’s audit that was not known at the time of the finalization of the 2017 proxy statement.

Audit-Related Fees. Audit-related fees include fees for the annual audit of an employee benefit plan.

Tax Fees. Tax fees include fees principally for tax consultation and tax compliance services.

2018 PROXY STATEMENT	FLIR	51

PROPOSAL 3

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing shareholders with a vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules. The advisory vote on executive compensation described in this proposal is commonly referred to as a “say-on-pay” vote. As a result of the vote of the Company’s shareholders at the 2011 Annual Meeting, the Company is required to provide the Company’s shareholders the opportunity to vote to approve, on an advisory basis, the compensation of our NEOs every six years.

As described in the Compensation Discussion and Analysis, the principal objectives of the Company’s executive compensation program are to:

•	Attract and retain executive officers with the skills, experience and motivation to enable the Company to achieve its stated objectives;

•

Provide a mix of current, short-term and long-term compensation to achieve a balance between current income and long-term incentive opportunity and promote focus on both annual and multi-year business objectives;

•	Align total compensation with the performance results we seek for our shareholders, including long-term growth in revenue and EPS;

•	Allow executive officers who demonstrate consistent performance over a multi-year period to earn above-average compensation when we achieve above-average long-term performance;

•	Be affordable and appropriate in light of our size, strategy and anticipated performance; and

•

Be straightforward and transparent in its design, so that shareholders and other interested parties can clearly understand all elements of our executive compensation programs, individually and in the aggregate.

This proposal gives our shareholders the opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our shareholders to indicate their support for our executive compensation by voting FOR the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).

The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or our Board of Directors or our Compensation Committee. However, the Board of Directors and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote FOR the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this Proxy Statement. If a quorum is present, in order to approve the advisory vote on executive compensation, the number of votes cast in favor of the proposal must exceed the number of votes cast opposing the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will have no effect on the determination of the outcome of this proposal.

52	FLIR	2018 PROXY STATEMENT

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s systems of internal controls and the independence and performance of the independent registered public accounting firm. The Audit Committee is comprised of four non-employee directors, each of whom is an independent director as defined in Section 10A(m) of the Exchange Act, and Rule 10A-3 promulgated thereunder, and by the listing rules of NASDAQ. The Board of Directors has determined that Mr. Smith qualifies as an “audit committee financial expert” for purposes of regulations of the SEC. The Audit Committee operates pursuant to a written charter approved by the Board of Directors. The charter is reviewed annually. A copy of the charter is available for review on the Company’s website at www.flir.com/investor.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation, presentation and integrity of the consolidated financial statements in accordance with United States generally accepted accounting principles. The Company’s independent registered public accounting firm is accountable to the Audit Committee and is responsible for performing an independent audit of those consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company’s consolidated financial statements with United States generally accepted accounting principles and on the Company’s effectiveness of internal control over financial reporting. The Audit Committee acts in an oversight capacity and its responsibility is to monitor and review these processes. The Audit Committee selects, hires and evaluates the independent registered public accounting firm. In its oversight role, the Audit Committee relies, without independent verification, on management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with United States generally accepted accounting principles, and on the report of the Company’s independent registered public accounting firm, KPMG LLP, with respect to the Company’s consolidated financial statements.

The Audit Committee held five meetings during fiscal year 2017. At each of these meetings, the Audit Committee met with senior members of the Company’s financial management team, the Company’s President and Chief Executive Officer and the Company’s independent registered public accounting firm. The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee held private sessions with KPMG LLP as required, at which discussions of financial management, accounting and internal controls took place. The Audit Committee reviewed with KPMG LLP the overall scope and plans for their audit, the results of the audit examinations, the effectiveness of the Company’s internal controls and the quality of the Company’s financial reporting.

The Audit Committee also discussed with representatives of KPMG LLP the matters required to be communicated by the statement on Auditing Standards No. 1301 “Communications with Audit Committees” as adopted by the PCAOB. The PCAOB requires the Company’s independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of its audit of the Company’s consolidated financial statements with respect to:

•	Its responsibility under professional standards, including the overall audit strategy, timing of the audit, and significant risks;

•	Significant accounting policies and practices;

•	Critical accounting policies and practices;

•	Critical accounting estimates;

•	Significant unusual transactions;

•	Qualitative aspects of accounting practices;

•	Significant management judgments and accounting estimates;
•	Uncorrected and corrected misstatements;

•	Disagreements with management;

•	Management’s consultation with other accountants;

•	Difficult or contentious matters for which it consulted:

•	Significant issues discussed, or subject to correspondence with management;

•	Significant difficulties encountered during the audit;

•	Other significant findings or issues;

•	Confirmation of audit independence; and

•	Its audit report.

The Audit Committee discussed with KPMG LLP its independence. KPMG LLP provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence to the effect that, in its professional judgment, KPMG LLP is independent of the Company under PCAOB Rule 3520 and all other relevant professional and regulatory standards. The Audit Committee also discussed with KPMG LLP that the provision of non-audit services was compatible with KPMG LLP maintaining its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved and recommended, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

THE AUDIT COMMITTEE

Michael T. Smith, Chair

Catherine A. Halligan

Angus L. Macdonald

Steven E. Wynne

2018 PROXY STATEMENT	FLIR	53

DATES FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING OF SHAREHOLDERS

DATES FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING OF SHAREHOLDERS

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders. Any such proposal must be received by the Company not later than November 9, 2018. Alternatively, under the Company’s Bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Corporate Secretary of the Company not less than 90 days (i.e., not after January 20, 2019) nor more than 120 days (i.e., not before December 21, 2018) prior to the anniversary date of the prior year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of an annual meeting date was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the

Annual Meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

COST OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Officers, other employees and directors may solicit proxies personally or by telephone without any addition to their regular compensation. Upon request, we will reimburse the reasonable costs incurred by brokers, banks, or other nominees for mailing proxy materials and annual shareholder reports to the beneficial owners of the shares they hold of record.

54	FLIR	2018 PROXY STATEMENT

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 2017 with the SEC. Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Investor Relations, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070.

Shareholders Sharing the Same Last Name and Address “(Householding)”

If you own your shares through a broker, bank or other nominee, the Company is sending only one Proxy Statement or notice of availability of proxy materials to you if you share a single address with another shareholder unless we received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce the Company’s printing and mailing costs. If you received only one copy of this Proxy Statement or a notice of availability of proxy materials and wish to receive a separate copy for each shareholder at your household, or if, at any time, you wish to resume receiving separate proxy statements or notices of availability of proxy materials, or if you are receiving multiple proxy statements or notices of availability of proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070 or calling Investor Relations at (503) 498-3547, and we will promptly deliver additional materials or refrain from delivering additional materials, as requested.

Electronic Delivery of Proxy Materials and Annual Report

This Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available on the Company’s website at www.flir.com/investor. If you own your shares through a broker, bank or other nominee, instead of receiving paper copies in the mail of next year’s proxy statement and annual report or a notice of availability of proxy materials, you can elect to receive an e-mail message that will provide a link to these documents by contacting the institution that holds your shares. By opting to access your proxy materials online, you will reduce the amount of mail you receive, help conserve natural resources and reduce the Company’s printing and mailing costs.

By Order of the Board of Directors

Earl R. Lewis

Chairman of the Board of Directors

Wilsonville, Oregon

March 9, 2018

2018 PROXY STATEMENT	FLIR	55

Appendix A: Unaudited Reconciliation of Non-GAAP Adjusted Financial Measures

Year Ended December 31, 2017
Earnings from operations:
GAAP earnings from operations	$289,961
Amortization of acquired intangible assets	27,391
Purchase accounting adjustments	1,992
Restructuring charges	625
Acquisition related expenses	2,014
Loss on net assets held for sale	23,588
Executive transition costs	13,524
Other	4,389
Adjusted earnings from operations	$363,484
Operating margin:
GAAP operating margin	16.1%
Cumulative effect of non-GAAP Adjustments	4.1%
Adjusted operating margin	20.2%
Net earnings:
GAAP net (loss) earnings	$107,223
Amortization of acquired intangible assets	27,391
Purchase accounting adjustments	1,992
Restructuring charges	625
Acquisition related expenses	2,014
Loss on net assets held for sale	23,588
Executive transition costs	13,524
Other	3,680
Estimated tax effect of non-GAAP adjustments	(18,480)
Discrete tax items, net	101,015
Adjusted net earnings	$262,572
Earnings Per Diluted Share:
GAAP (loss) earnings per diluted share	$0.77
Cumulative effect of non-GAAP Adjustments	1.11
Adjusted earnings per diluted share	$1.88
Weighted average shares outstanding:	139,646

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with United States generally accepted accounting principles (GAAP). As a supplement to our GAAP financial results, this document contains some or all of the following non-GAAP financial measures: (i) adjusted operating income, (ii) adjusted operating margin (defined as adjusted operating income divided by revenue), (iii) adjusted net earnings/income, and (iv) adjusted earnings per diluted share (EPS). These non-GAAP measures of financial performance are not prepared in accordance with GAAP, and computational methods may differ from those used by other companies. Additionally, these non-GAAP measures should not be considered a substitute for any other performance measure determined in accordance with GAAP, and the Company cautions investors and potential investors to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP. Each of the non-GAAP measures is adjusted from GAAP results and is outlined in the “ Unaudited Reconciliation of Non-GAAP Adjusted Financial Measures” tables included within this appendix.

In calculating non-GAAP financial measures, we exclude certain items (including gains and losses) to facilitate a review of the comparability of our core operating performance on a period-to-period basis. The excluded items represent amortization of acquired intangible assets, purchase accounting adjustments, restructuring charges, acquisition related expenses, loss on net assets held for sale, executive transition costs, discrete tax items, and other items we do not consider to be directly related to our core operating performance. We use non-GAAP measures internally to evaluate the core operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and as a factor for determining compensation for our executive officers and other employees. Accordingly, supplementing GAAP financial results with these non-GAAP financial measures enables the comparison of our ongoing operating results in a manner consistent with the metrics reviewed by management. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:

•	the comparability of our ongoing operating results over the periods presented;

•	the ability to identify trends in our underlying business; and

•	the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

•

Amortization of acquired intangible assets. GAAP accounting requires that intangible assets are recorded at fair value as of the date of acquisition and amortized over their estimated useful lives. The timing and magnitude of our acquisition transactions and maturities of the businesses acquired will cause our operating results to vary from period to period, making comparison to past performance difficult for investors.

•

Purchase accounting adjustments. Included in our GAAP financial measures are purchase accounting adjustments, required by GAAP to adjust inventory balances to fair value at the time of acquisition. These non-cash charges are not reflective of our ongoing operations and can vary significantly in any given period driven by variability in our acquisition activity.

•

Acquisition related expenses. Included in our GAAP financial measures are acquisition related expenses, consisting of external expenses resulting directly from acquisition related activities, including due diligence, legal, valuation, tax and audit services. The timing and nature of our acquisition activity can vary significantly from period to period impacting comparability of operating results from one period to another. These transaction-specific costs can vary significantly in amount and timing and are not indicative of our core operating performance.

•

Restructuring charges. Included in our GAAP financial measures are restructuring charges which are primarily for employee compensation resulting from reductions in employee headcount and facilities exit and lease termination costs in connection with Company reorganization and restructuring activities. We believe that excluding these costs provides greater visibility to the underlying performance of our business operations, facilitates comparison of our results with other periods, and facilitates comparison with the results of other companies in our industry.

•

Loss on net assets held for sale. We recognized a loss in the fourth quarter of 2017 as a result of our planned divestiture of the retail and SMB portion of the Security segment. We have excluded this loss for purposes of calculating certain non-GAAP measures. This adjustment facilitates an alternative evaluation of our current operating performance and comparisons to past operating results consistent with the metrics reviewed by management.

•

Executive transition costs. Executive transition costs include costs associated with separation agreements of the Company’s former CEO and COO, professional services expenses associated with the transition of the former CEO and CFO including recruitment fees, legal services and other related costs, as well as sign-on cash bonus payments to the current CEO and CFO, partially offset by benefits associated with stock compensation reversals for share-based awards forfeited upon the departures of the former CEO, COO and CFO.

•	Other. Other charges include product remediation charges associated with certain SkyWatch™ surveillance towers, gains or losses on cost-basis investments, and a loss on extinguishment of debt.

•

Estimated tax effect of non-GAAP adjustments. This amount adjusts the provision for income taxes to reflect the effect of the previously listed non-GAAP adjustments on non-GAAP net income. We estimate the tax effect of the adjustment items by applying the Company’s overall estimated effective tax rate, excluding significant discrete items, to the pretax amount.

•

Discrete tax items, net. Included in our GAAP financial measures are income tax expenses and benefits related to discrete events or transactions that are not representative of the Company’s estimated tax rate related to ongoing operations. These discrete tax items can vary significantly from period to period impacting the comparability of our earnings from one period to another. Discrete tax items include charges related to the enactment of new tax legislation, charges and reversals of provisions associated with certain unrecognized tax benefits, benefits associated with the reversal of previously recorded valuation allowances against certain deferred tax assets, and other discrete items not included in the annual effective tax rate associated with our ongoing operations.

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VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/19/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS FLIR Systems, Inc. 27700 SW Parkway Avenue If you would like to reduce the costs incurred by our company in mailing proxy materials, Wilsonville, OR 97070 you can consent to receiving all future proxy statements, proxy cards and annual reports Attention: Heather Christiansen electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/19/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors Nominees For Against Abstain 1A James J. Cannon For Against Abstain 1B John D. Carter 1I Robert S. Tyrer 1C William W. Crouch 1J John W. Wood, Jr. 1D Catherine A. Halligan 1K Steven E. Wynne 1E Earl R. Lewis For Against Abstain 1F Angus L. Macdonald 2. To ratify the appointment by the Audit Committee of the Company’s Board of Directors of KPMG LLP as the independent registered 1G Michael T. Smith public accounting firm of the Company for the fiscal year ending December 31, 2018. 1H Cathy A. Stauffer 3. To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the proxy statement. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting NOTE: Such other business as may properly come R1.0.1.17 before the meeting or any adjournment thereof. _ 1 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or 0000351941 partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . FLIR SYSTEMS, INC. Annual Meeting of Stockholders April 20, 2018 9:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Todd M. DuChene and Heather F. Christiansen, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FLIR SYSTEMS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, PDT on April 20, 2018, at FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, OR 97070, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. Address change/comments: . 17 . 1 . 0 R1 _ 2 0000351941 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side